                                                                     Exhibit 4.2


                     BUSINESS LOAN AND SECURITY AGREEMENT

                          dated as of December 17, 2001

                                  by and among

                        MANTECH INTERNATIONAL CORPORATION
                         AND CERTAIN OF ITS SUBSIDIARIES
                              as Borrower Parties,

                         CITIZENS BANK OF PENNSYLVANIA,

                         PNC BANK, NATIONAL ASSOCIATION,

                  BRANCH BANKING AND TRUST COMPANY OF VIRGINIA

                                       and

                            CHEVY CHASE BANK, F.S.B.,
                               as Lender Parties,

                         CITIZENS BANK OF PENNSYLVANIA,
                             as Administrative Agent

                                       and

                         PNC BANK, NATIONAL ASSOCIATION,
                             as Documentation Agent

                                TABLE OF CONTENTS

CERTAIN DEFINITIONS..................................................................   6
ARTICLE 1 COMMITMENT.................................................................   18
   1.1.     Maximum Loan Amount......................................................   18
   1.2.     Use of Proceeds..........................................................   19
   1.3.     Borrowing Base and Maximum Advances......................................   19
   1.4.     Advances.................................................................   21
   1.5.     Additional Mandatory Payments; Reduction of Commitment...................   21
   1.6.     Field Audits.............................................................   22
   1.7.     Certain Fees.............................................................   23
   1.8.     Intentionally Omitted....................................................   23
   1.9.     Appointment of the Parent Company........................................   24
   1.10.    Joinder of New Subsidiaries and Affiliates...............................   24
ARTICLE 2 LETTERS OF CREDIT..........................................................   24
   2.1.     Issuance.................................................................   24
   2.2.     Amounts Advanced Pursuant to Letters of Credit...........................   25
   2.3.     Letter of Credit Fees....................................................   25
ARTICLE 3 SECURITY...................................................................   26
   3.1.     Security Generally.......................................................   26
   3.2.     No Preference or Priority................................................   27
ARTICLE 4 CONDITIONS TO THE LENDERS' OBLIGATIONS.....................................   27
   4.1.     Compliance with Law and Agreements; Third Party Consents.................   27
   4.2.     Financial Condition......................................................   28
   4.3.     Opinion of Counsel.......................................................   28
   4.4.     No Default...............................................................   28
   4.5.     Documentation............................................................   28
   4.6.     Closing Costs and Expenses...............................................   28
ARTICLE 5 REPRESENTATIONS AND WARRANTIES.............................................   28
   5.1.     Corporate Existence and Qualification....................................   28
   5.2.     Corporate Authority; Noncontravention....................................   29
   5.3.     Financial Position.......................................................   29
   5.4.     Payment of Taxes.........................................................   29
   5.5.     Accuracy of Submitted Information; Omissions.............................   29
   5.6.     Government Contracts.....................................................   30
   5.7.     No Defaults or Liabilities...............................................   30
   5.8.     No Violations of Law.....................................................   30
   5.9.     Litigation and Proceedings...............................................   30
   5.10.    Security Interest in the Collateral......................................   30
   5.11.    Principal Place of Business; Location of Books and Records...............   30
   5.12.    Fiscal Year..............................................................   31
   5.13.    Pension Plans............................................................   31
   5.14.    O.S.H.A. and Environmental Compliance....................................   31
   5.15.    Intellectual Property....................................................   32
   5.16.    Existing or Pending Defaults; Material Contracts.........................   32
   5.17.    Leases and Real Property.................................................   33
   5.18.    Labor Relations..........................................................   33
   5.19.    Assignment of Government Contracts.......................................   33
   5.20.    Contribution Agreement...................................................   33

   5.21.    Intentionally Deleted........................................................   33
   5.22.    Ownership of the Borrowers...................................................   33
   5.23.    Solvency.....................................................................   34
   5.24.    Survival of Representations and Warranties...................................   34
ARTICLE 6 AFFIRMATIVE COVENANTS OF THE BORROWERS.........................................   34
   6.1.     Payment of Loan Obligations..................................................   34
   6.2.     Payment of Taxes.............................................................   34
   6.3.     Delivery of Financial and Other Statements...................................   34
   6.4.     Maintenance of Records; Review by the Lenders................................   35
   6.5.     Maintenance of Insurance Coverage............................................   35
   6.6.     Maintenance of Property/Collateral; Performance of Contracts.................   36
   6.7.     Maintenance of Corporate Existence...........................................   36
   6.8.     Maintenance of Certain Accounts with the Administrative Agent................   36
   6.9.     Maintenance of Management....................................................   36
   6.10.    Disclosure of Defaults, Etc..................................................   36
   6.11.    Security Perfection; Assignment of Claims Act; Payment of Costs..............   37
   6.12.    Defense of Title to Collateral...............................................   38
   6.13.    Compliance with Law..........................................................   38
   6.14.    Other Collateral Covenants...................................................   38
   6.15.    Financial Covenants of the Borrowers.........................................   40
   6.16.    Intentionally Omitted........................................................   41
   6.17.    Landlord Waivers; Subordination..............................................   41
   6.18.    Substitute Notes.............................................................   41
   6.19.    Interest Rate Contracts......................................................   41
ARTICLE 7 NEGATIVE COVENANTS OF THE BORROWERS............................................   42
   7.1.     Change of Control; Disposition of Assets; Merger.............................   42
   7.2.     Margin Stocks................................................................   43
   7.3.     Change of Operations.........................................................   43
   7.4.     Judgments; Attachments.......................................................   43
   7.5.     Further Assignments; Performance and Modification of Contracts; etc..........   44
   7.6.     Affect Rights of the Administrative Agent or Lenders.........................   44
   7.7.     Indebtedness; Granting of Security Interests.................................   44
   7.8.     Dividends; Loans; Advances; Investments and Similar Events...................   46
   7.9.     Lease Obligations............................................................   48
   7.10.    Duty Deferment Bond..........................................................   48
   7.11.    Lockbox Deposits.............................................................   48
ARTICLE 8 COLLATERAL ACCOUNT.............................................................   48
ARTICLE 9 DEFAULT AND REMEDIES...........................................................   49
   9.1.     Events of Default............................................................   49
   9.2.     Remedies.....................................................................   50
ARTICLE 10 THE AGENTS; AGENCY............................................................   52
   10.1.    Appointment..................................................................   52
   10.2.    General Nature of Agents' Duties.............................................   53
   10.3.    Exercise of Powers...........................................................   53
   10.4.    General Exculpatory Provisions...............................................   54
   10.5.    Administration by the Agent..................................................   55
   10.6.    Lenders Not Relying on Agent or Other Lenders................................   56
   10.7.    Indemnification..............................................................   56
   10.8.    Agent in its Individual Capacity; Agents' Commitment.........................   57

   10.9.    Holders of Notes...........................................................   57
   10.10.   Successor Agent............................................................   57
   10.11.   Additional Agents..........................................................   58
   10.12.   Calculations...............................................................   58
   10.13.   Funding by the Administrative Agent........................................   59
   10.14.   Benefit of Article.........................................................   60
ARTICLE 11 CERTAIN ADDITIONAL RIGHTS AND  OBLIGATIONS REGARDING THE COLLATERAL.........   61
   11.1.    Power of Attorney..........................................................   61
   11.2.    Lockbox....................................................................   62
   11.3.    Other Agreements...........................................................   62
ARTICLE 12 MISCELLANEOUS...............................................................   62
   12.1.    Remedies Cumulative........................................................   62
   12.2.    Waiver.....................................................................   63
   12.3.    Notices....................................................................   63
   12.4.    Entire Agreement...........................................................   64
   12.5.    Relationship of the Parties................................................   64
   12.6.    Waiver of Jury Trial.......................................................   65
   12.7.    Submission to Jurisdiction; Service of Process; Venue......................   65
   12.8.    Changes in Capital Requirements............................................   66
   12.9.    Captions...................................................................   66
   12.10.   Modification and Waiver....................................................   66
   12.11.   Transferability............................................................   66
   12.12.   Governing Law; Binding Effect..............................................   67
   12.13.   Gender; Number.............................................................   67
   12.14.   Joint and Several Liability................................................   67
   12.15.   Materiality................................................................   67
   12.16.   Reliance on the Administrative Agent.......................................   67
   12.17.   Counterparts...............................................................   67

EXHIBITS
--------

Exhibit 1      Request for Advance and Certification
Exhibit 1(a)   Request for Swing Line Loan Advance
Exhibit 2      LIBOR Election Form and Certification
Exhibit 3      LIBOR Interest Election Procedure and Requirements
Exhibit 4      Borrowing Base/Non-Default Certificate
Exhibit 5      Quarterly Covenant Compliance/Non-Default Certificate
Exhibit 6      Form of Joinder Agreement
Exhibit 7      Financial Statements
Exhibit 8      Escrow Agreement
Exhibit 9      Pricing Grid
Exhibit 10     Form of Assignment and Acceptance Agreement
Exhibit 11     First Source Debt Letter Agreement

SCHEDULES
---------

Schedule 1       Lender Commitments/Percentages
Schedule 2       Principal Business Location(s)

Schedule 4.3         Borrowers Excluded from Opinion(s)
Schedule 5.6         Government Contracts (to be assigned)
Schedule 5.9         Litigation and Proceedings
Schedule 5.11        Borrower's Business Locations
Schedule 5.15 (a)    Intellectual Property
Schedule 5.15(b)     Intellectual Property Royalty Payments
Schedule 5.16(a)     Material Contracts
Schedule 5.18        Labor Agreements
Schedule 5.22(a)     Borrower Ownership
Schedule 5.22(b)     Minority Shareholders
Schedule 5.23        Insolvent Entities
Schedule 7.7(a)      Existing Indebtedness
Schedule 7.7(c)      Liens Securing Existing Indebtedness
Schedule 7.8(c)      Existing Loans, Advances and/or Investments (to
                     non-Borrowers)
Schedule 9.1         Entities to be Liquidated or Dissolved

                      BUSINESS LOAN AND SECURITY AGREEMENT
                      ------------------------------------

         THIS BUSINESS LOAN AND SECURITY AGREEMENT is executed as of the 17/th/ day of December, 2001 and is by and among (i) CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank ("Citizens Bank"), acting in the capacity of Lender, Swing Line Lender and as the Administrative Agent for the Lenders, having offices at 8521 Leesburg Pike, Suite 405, Vienna, Virginia 22182; (ii) PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), acting in the capacity of Lender and as the Documentation Agent for the Lenders, having offices at One PNC Plaza, 6/th/ Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222; (iii) BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, a Virginia banking corporation ("BB&T"), having offices at 8200 Greensboro Drive, Suite 250, McLean, Virginia 22102, CHEVY CHASE BANK, F.S.B., a federal savings bank ("Chevy Chase"), having offices at 7501 Wisconsin Avenue, 12/th/ Floor, Bethesda, MD 20814, and other "Lender" parties to this Business Loan and Security Agreement from time to time; (iv) MANTECH INTERNATIONAL CORPORATION, a New Jersey corporation; MANTECH INTERNATIONAL CORPORATION, a Delaware corporation; MANTECH ADVANCED SYSTEMS INTERNATIONAL, INC., a Virginia corporation; MANTECH SYSTEMS ENGINEERING CORPORATION, a Virginia corporation; NSI TECHNOLOGY SERVICES CORPORATION, a California corporation; MANTECH SYSTEMS CORPORATION, a New Jersey corporation; MANTECH SOLUTIONS CORPORATION, a Virginia corporation; MANTECH ENVIRONMENTAL TECHNOLOGY, INC., a Virginia corporation; MANTECH SUPPORT TECHNOLOGY, INC., a Virginia corporation; MANTECH AUSTRALIA INTERNATIONAL, INC., a Virginia corporation formerly known as ManTech Computer Company, Inc.; FIELD SUPPORT SERVICES Muhendislik lIMITED SIRKETI, a corporation organized and existing under the laws of Turkey; MASI U.K. LIMITED, a corporation organized and existing under the laws of the United Kingdom; MANTECH TELECOMMUNICATIONS AND INFORMATION SYSTEMS CORPORATION, a Delaware corporation formerly known as ManTech Strategic Associates, Ltd.; TECHNOLOGY MANAGEMENT CORPORATION, a Virginia corporation; SCIENCE ENGINEERING & ANALYSIS, INCORPORATED, a Virginia corporation; MANTECH ENVIRONMENTAL RESEARCH SERVICES CORP., a Virginia corporation; NSI ENVIRONMENTAL SOLUTIONS, INC., a Virginia corporation; MANTECH ENVIRONMENTAL CORPORATION, a Virginia corporation; MANTECH SYSTEMS SOLUTIONS CORPORATION, a Virginia corporation formerly known as Tidewater Consultants, Inc.; MANTECH SOLUTIONS & TECHNOLOGIES CORPORATION, a Virginia corporation formerly known as ManTech Systems Integration Corporation; MANTECH TEST SYSTEMS, INC., a Virginia corporation; MANTECH U.K. SYSTEMS CORPORATION, a Virginia corporation; REDESMUNDIAL, S.A., a corporation organized and existing under the laws of the Republic of Panama formerly known as ManTech International Panama, Inc.; MANTECH GERMANY SYSTEMS CORPORATION, a Virginia corporation; MANTECH CHINA SYSTEMS CORPORATION, a Virginia corporation; MANTECH ADVANCED DEVELOPMENT GROUP, INC., a California corporation; MANTECH ENTERPRISE SOLUTIONS, INC., a Virginia corporation; MANTECH ADVANCED RECOGNITION LIMITED, a private company registered in England under the number 885326 formerly known as Advanced Recognition Limited; VOBIX CORPORATION, a Virginia corporation; MANTECH DATABASE SERVICES EUROPE LIMITED, a corporation organized and existing under the laws of the United Kingdom; MANTECH SECURITY TECHNOLOGIES CORPORATION, a Virginia corporation, with all such corporations having principal offices located at the location(s)s listed on Schedule 2 hereto; and (v) each
                                              ----------
other person or entity hereafter becoming a "Borrower" party to this Business Loan and Security Agreement by executing a "Joinder Agreement" pursuant to this Business Loan and Security Agreement.

                          W I T N E S S E T H  T H A T:
                          - - - - - - - - - -  - - - -

         In consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

                               CERTAIN DEFINITIONS
                               -------------------

         For the purposes of this Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

         "Account Debtor" shall mean any person or entity who is indebted to one
(1) or more of the Borrowers for the payment of any Receivable; it being understood and agreed that when computations are being made with respect to amounts due and owing from an Account Debtor (a) such computations shall be made on a contract by contract basis (as opposed to on an Account Debtor basis), with respect to amounts owing in connection with Government Contracts, and (b) such computations shall be made on the basis of all amounts due from the Account Debtor and any other person or entity related to or affiliated with the particular Account Debtor, with respect to amounts owing in connection with contracts which are not Government Contracts.

         "Accounts" shall mean all the funds and accounts now or hereafter owned or held by a Borrower and all monies, Receivables, Investment Property, Security Entitlements and other property on deposit therein or credited thereto, including without limitation, all "Accounts," as such term is now or hereafter defined in the UCC, whether now owned or hereafter acquired, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all rights in, to and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered in connection with any other transaction (whether or not yet earned by performance), (e) all "health care insurance receivables", as defined in the UCC and (f) all collateral security of any kind, given by any person or entity with respect to any of the foregoing.

         "Additional Equity Stock" shall mean the shares of either treasury stock or newly issued preferred stock, common stock or other equity interests (including options, warrants or rights to purchase) of any Borrower issued to any person or entity from and after the date hereof.

         "Administration Fee" shall have the meaning assigned to such term in
Section 1.7(a) of this Agreement.

         "Administrative Agent" shall mean Citizens Bank, acting in its capacity as administrative agent for the Lenders, or any successor Administrative Agent appointed pursuant to Section 10.10 of this Agreement.

         "Administrative Agent's Fee" shall have the meaning assigned to such term in Section 1.7 of this Agreement.

         "Agent" or Agents" shall mean the Administrative Agent and the Documentation Agent, individually or collectively, as the context may require.

         "Agent's Spot Rate of Exchange" shall mean the spot rate of exchange as determined by the Administrative Agent, based on the Reuters FX Page, for the purchase of the relevant currency in the London foreign exchange market with U.S. Dollars at or about 9:00 a.m. on any date of determination.

         "Agreement" or "Loan Agreement" shall mean this Business Loan and Security Agreement, together with the schedules and exhibits attached hereto and any and all amendments or modifications of this Business Loan and Security Agreement.

         "Annual Excess Cash Limitation" shall mean the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00).

         "Applicable Interest Rate" shall mean either the (i) LIBOR Lending Rate or (ii) Base Rate, as set forth in the Notes.

         "Applicable Laws" shall mean any federal, state or local law, ordinance, rule or regulation to which any Borrower or the property of any Borrower is subject, whether domestic or international.

         "Approved ESOP" shall have the meaning assigned to such term in Section 7.1(b) of this Agreement.

         "Approved ESPP" shall have the meaning assigned to such term in Section 7.1(b) of this Agreement.

         "ARL" shall mean ManTech Advanced Recognition Limited, a private company registered in England under the number 885326 formerly known as Advanced Recognition Limited.

         "Base Rate" shall mean the higher of the (i) Federal Funds Rate plus one-half of one percent (.50%) or (ii) Prime Rate.

         "Borrower" and "Borrowers" shall mean, respectively, each and all of the following entities, as the context may require: MANTECH INTERNATIONAL CORPORATION, a New Jersey corporation; MANTECH INTERNATIONAL CORPORATION, a Delaware corporation; MANTECH ADVANCED SYSTEMS INTERNATIONAL, INC., a Virginia corporation; MANTECH SYSTEMS ENGINEERING CORPORATION, a Virginia corporation; NSI TECHNOLOGY SERVICES CORPORATION, a California corporation; MANTECH SYSTEMS CORPORATION, a New Jersey corporation; MANTECH SOLUTIONS CORPORATION, a Virginia corporation; MANTECH ENVIRONMENTAL TECHNOLOGY, INC., a Virginia corporation; MANTECH SUPPORT TECHNOLOGY, INC., a Virginia corporation; MANTECH AUSTRALIA INTERNATIONAL, INC., a Virginia corporation formerly known as ManTech Computer Company, Inc.; FIELD SUPPORT SERVICES Muhendislik Limited sirketi, a corporation organized and existing under the laws of Turkey; MASI U.K. LIMITED, a corporation organized and existing under the laws of the united kingdom; MANTECH TELECOMMUNICATIONS AND INFORMATION SYSTEMS CORPORATION, a Delaware corporation formerly known as ManTech strategic associates, ltd.; TECHNOLOGY MANAGEMENT CORPORATION, a Virginia corporation; SCIENCE ENGINEERING & ANALYSIS, INCORPORATED, a Virginia corporation; MANTECH ENVIRONMENTAL RESEARCH SERVICES CORP., a Virginia corporation; NSI ENVIRONMENTAL SOLUTIONS, INC., a Virginia corporation; MANTECH ENVIRONMENTAL CORPORATION, a Virginia corporation; MANTECH SYSTEMS SOLUTIONS CORPORATION, a Virginia corporation formerly known as Tidewater Consultants, Inc.; MANTECH TEST SYSTEMS, INC., a Virginia corporation; MANTECH SOLUTIONS & TECHNOLOGIES CORPORATION, a Virginia corporation formerly known as ManTech Systems Integration Corporation; MANTECH U.K. SYSTEMS CORPORATION, a Virginia corporation; REDESMUNDIAL, S.A., a corporation organized and existing under the laws of the Republic of Panama formerly known as ManTech International Panama, Inc.; MANTECH CHINA SYSTEMS CORPORATION, a Virginia corporation; MANTECH GERMANY SYSTEMS CORPORATION, a Virginia corporation; MANTECH ADVANCED DEVELOPMENT GROUP, INC., a California corporation; MANTECH ENTERPRISE SOLUTIONS, INC., a Virginia corporation; MANTECH ADVANCED RECOGNITION LIMITED, a private company registered in England under the number 885326 formerly known as Advanced Recognition Limited; VOBIX CORPORATION, a Virginia corporation; MANTECH DATABASE SERVICES EUROPE LIMITED, a corporation organized and existing under the laws of the United Kingdom; MANTECH SECURITY TECHNOLOGIES CORPORATION, a Virginia corporation; and each other person or entity hereafter executing a Joinder Agreement pursuant to Section 1.10 of this Agreement.

         "Borrowing Base/Non-Default Certificate" shall mean a certificate in the form of Exhibit 4 hereto.
            ---------

         "Borrowing Base Deficiency" shall have the meaning assigned to such term in Section 1.3 of this Agreement.

         "Business Day" shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Virginia; (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and
(ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et
                                                                            --
seq.).
---

         "Chattel Paper" shall have the meaning assigned to that term under the UCC, and shall include "electronic chattel paper" and "tangible chattel paper", as such terms are defined in the UCC, whether now owned or hereafter acquired by a Borrower.

         "Citizens Bank" shall mean Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting individually, together with its successors and assigns.

         "Closing" shall mean the settlement of the transactions contemplated by this Agreement.

         "Closing Date" shall mean the date of this Agreement.

         "Collateral" shall have the meaning assigned to such term in Article 3 of this Agreement.

         "Collateral Account" shall have the meaning assigned to such term in
Article 8 of this Agreement.

         "Commercial Contract" shall mean any written contract to which a Borrower is a party (other than a Government Contract or a contract with the District of Columbia or any department, instrumentality or agency thereof) which gives rise or may give rise to Receivables.

         "Commercial Tort Claims" shall have the meaning assigned that term under the UCC, and shall include any and all claims now existing or hereafter arising in tort with respect to which (a) the claimant is an organization, or
(b) the claimant is an individual and the claim (i) arose in the course of the claimant's business or profession, and (ii) does not include damages arising out of personal injury to or death of any individual.

         "Commitment Amount" shall mean Seventy-one Million Four Hundred Thousand and No/100 Dollars ($71,400,000.00), or if the maximum aggregate commitment of the Lenders hereunder is reduced pursuant to the terms of this Agreement, such lesser amount.

         "Commitment Fee" shall have the meaning assigned to such term in
Section 1.7 of this Agreement.

         "Commitment Letter" shall mean that certain letter dated November 13, 2001, from the Administrative Agent to the Parent Company relating to the Loan, including the Term Sheet and schedules annexed thereto.

         "Contribution Agreement" shall mean the Contribution Agreement of even date herewith, by and among the Borrowers, and delivered by the Borrowers prior to or simultaneously with their execution and delivery of this Agreement or a Joinder Agreement, as applicable, together with all Administrative Agent-approved amendments and modifications thereof hereafter executed and delivered by the Borrowers.

         "Deposit Accounts" shall have the meaning assigned to that term under the UCC, and shall include any demand, time, savings, passbook or similar account from time to time established and maintained with a bank.

         "Documents" shall have the meaning assigned to that term under the UCC, and shall include any and all Documents whether now owned or hereafter created or acquired.

         "Documentation Agent" shall mean PNC Bank, National Association, acting in its capacity as the documentation agent for the Lenders, or any successor Documentation Agent appointed pursuant to Section 10.10 of this Agreement.

         "Dollar Equivalent Amount" shall mean, as of any applicable date of determination, (i) with respect to amounts denominated in U.S. Dollars, the amount of U.S. Dollars, and (ii) with respect to amounts denominated in a Foreign Currency, the amount of U.S. Dollars into which such sums could be converted as determined initially by the Borrowers by reference to the Agent's Spot Rate of Exchange as of the applicable date of determination (or such other reasonable method as the Administrative Agent may approve in writing), and subject to verification and revision by the Administrative Agent.

         "Duty Deferment Bond" shall mean that certain Duty Deferment Bond issued by First Union National Bank, London Branch for the benefit of H.M. Customs and Excise on behalf of ARL in the original principal amount of Forty Thousand British Pounds Sterling (40,000(pound)), as modified, amended, increased or decreased pursuant to the terms of this Agreement.

         "EBITDA" shall mean, as of the date of any determination, the Borrowers' net earnings (or loss) after taxes, plus interest expense, plus all charges against income for foreign, federal, state and local income taxes, plus depreciation expense, plus amortization expense, and with respect to determinations for the four (4) quarters ending September 30, 2001, December 31, 2001, March 31, 2002 and June 30, 2002, plus Twelve Million Five Hundred Two Thousand and No/100 Dollars ($12,502,000.00) for discontinued operations, all as determined on a consolidated basis in accordance with GAAP.

         "Eligible ARL Accounts Receivable" shall mean all Receivables which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of ARL to or for the benefit of an Account Debtor; (b) have been properly billed by ARL; (c) arise in the ordinary course of ARL's business; (d) are due, owing and not subject to any defense, set-off or counterclaim; (e) are not final invoices; (f) do not represent Deferred Revenue (as defined according to GAAP); and (g) are not otherwise Ineligible Receivables.

         "Eligible Assignee" shall mean any Lender, an affiliate of any Lender, a Federal Reserve Bank or any other "Qualified Institutional Buyer", as such term is defined under Rule 144(A), promulgated under the Securities Act of 1933, as amended.

         "Eligible Billed Government Accounts Receivable" shall mean all Receivables arising from Government Contracts which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower pursuant to a Government Contract; (b) have been properly billed; (c) arise in the ordinary course of the Borrower's business; (d) are due, owing and not subject to any defense, set-off or counterclaim; (e) are not final invoices; and (f) are not otherwise Ineligible Receivables.

         "Eligible Billed Commercial Accounts Receivable" shall mean all Receivables which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower to or for the benefit of an Account Debtor (other than the Government);
(b) have been properly billed; (c) arise in the ordinary course of the Borrower's business; (d) are due, owing and not subject to any defense, set-off or counterclaim; (e) are not final invoices; and (f) are not otherwise Ineligible Receivables.

         "Eligible Unbilled Government Accounts Receivable" shall mean all Receivables arising from work actually performed by a Borrower pursuant to a Government Contract which (a) are eligible to be billed to the Government in accordance with the applicable Government Contract within thirty (30) days of the "as of" date of the applicable Borrowing Base/Non-Default Certificate (with no additional performance required by any person, and no condition to payment by the Government, other than receipt of an appropriate invoice); (b) have not been billed to the Government solely as a result of timing differences between the date the revenue is recognized on the Borrower's books and the date the invoice is actually rendered; (c) represent revenue recognized on the books of the Borrower not more than ninety (90) days prior to the "as of" date of the applicable Borrowing Base/Non-Default Certificate as it relates to "milestones" (with no additional performance required by any person, and no condition to payment by the Government; i.e., all necessary Government written consents and approvals have been obtained, whether in connection with a required contract modification or otherwise); (d) may, in accordance with GAAP, be included as current assets of the Borrower, even though such amounts have not been billed to the Government; and (e) are not Ineligible Receivables.

         "Enterprise Resource Planning Operating Lease" shall mean Schedule 1 of that certain Lease Agreement No. LA-5015 dated December 29, 2000, between the Parent Company and CG Commercial Funding providing for the ERP/People Soft Human Resources and Financial Management System.

         "Equipment" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

         "ERISA" shall have the meaning assigned to such term in Section 5.13(a) of this Agreement.

         "Euro" shall mean the single currency to which the Participating Member States of the European Union are or have converted.

         "Event of Default" shall have the meaning assigned to such term in
Section 9.1 of this Agreement.

         "Excess Cash Event" shall mean (i) any sale or disposition of any of the assets of any Borrower which is (a) not in the ordinary course of business; or (b) prohibited by the terms of this Agreement; (ii) the issuance by any Borrower after the date of this Agreement of debt securities or other debt obligations (other than in connection with debt expressly permitted pursuant to Section 7.7 of this Agreement); (iii) the receipt by or on behalf of any Borrower of insurance proceeds (other than recoveries due to damage to property, which recoveries are promptly applied toward repair or replacement of the damaged property, or recoveries for business interruption loss or workers compensation insurance proceeds); (iv) the reversion of any pension plan assets; and/or (v) any other extraordinary cash event resulting in excess cash to a Borrower, including, without limitation, cash proceeds resulting from the issuance of additional equity interests or capital stock by a Borrower (other than the issuance of additional equity interests or capital stock by a Borrower pursuant to an Approved ESOP or an Approved ESPP).

         "Facility" or "Facilities" shall mean Facility A, Facility B and/or the Swing Line Facility, individually or collectively, as the context may require.

         "Facility A" shall mean the revolving credit facility being extended pursuant to this Agreement on the basis of Eligible Billed Government Accounts Receivable, Eligible Billed Commercial Accounts Receivable, Eligible Unbilled Government Accounts Receivable and Eligible ARL Accounts Receivable, in the maximum principal amount of Sixty-five Million and No/100 Dollars ($65,000,000.00), with a sub-limit of Ten Million and No/100 Dollars ($10,000,000.00) for Letters of Credit.

         "Facility A Commitment Amount" shall mean Sixty-five Million and No/100 Dollars ($65,000,000.00), or if such amount shall be reduced pursuant to this Agreement, such lesser amount.

         "Facility A Commitment Fee" shall have the meaning assigned to such term in Section 1.7(b) of this Agreement.

         "Facility B" shall mean the term loan being extended pursuant to this Agreement, in the original principal amount of Six Million Four Hundred Thousand and No/100 Dollars ($6,400,000.00).

         "Facility B Commitment Amount" shall mean Six Million Four Hundred Thousand and No/100 Dollars ($6,400,000.00).

         "Federal Funds Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/8 of 1%) determined by the Administrative Agent to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal Funds transactions arranged by Federal Funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor)
                --------
does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

         "First Source Debt" shall have the meaning assigned to that term in
Section 7.7(a) of this Agreement.

         "First Source Debt Credit Agreement" shall mean that certain Subordinated Credit Agreement dated as of January 9, 1998 by and among the Parent Company and the other Borrower parties thereto, First Source Financial LLP, as Agent, and the Financial Institutions named therein.

         "Fixed Charge Coverage Ratio" shall have the meaning assigned to such term in Section 6.15(b) of this Agreement.

         "Foreign Currency" and "Foreign Currencies" shall mean British Pounds Sterling issued by the Bank of England and Euros under the European Monetary Union, individually or collectively as the context may require.

         "GAAP" shall mean generally accepted accounting principles.

         "General Intangibles" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter created or acquired: all right, title and interest in or under any contract, all "payment intangibles", as defined in the UCC, customer lists, licenses, copyrights, trademarks, patents, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any trademark or trademark license), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and investment property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents.

         "Goods" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: embedded software to the extent included in "goods" as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale, "as-extracted collateral" as defined in the UCC, and unborn young of animals.

         "Government" shall mean the United States government or any department, instrumentality or agency thereof, and any state government or any department, instrumentality or agency thereof; it being expressly understood and agreed that the District of Columbia is not included within this definition of Government.

         "Government Contract Assignments" shall have the meaning assigned to such term in Section 6.11 of this Agreement.

         "Government Contracts" shall mean (i) written contracts between any Borrower and the Government; and (ii) written subcontracts between any Borrower and a prime contractor who is providing goods or services to the Government pursuant to a written contract with the Government (the "Prime Contract"), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the Prime Contract.

         "GSE" shall mean GSE Systems, Inc., a Delaware corporation.

         "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

         "Hazardous Wastes" shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

         "Hedging Contracts" shall mean interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Borrower and the Administrative Agent or a Lender and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates.

         "Hedging Obligations" shall mean all liabilities of any and all Borrowers to the Administrative Agent or a Lender under Hedging Contracts.

         "HMTA" shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.)
                                 ------

         "Ineligible Receivables" shall mean Receivables which are (1) evidenced by a promissory note or similar instrument; (2) owed or payable by an Account Debtor pursuant to a Commercial Contract, if payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor is outstanding for more than ninety (90) days from the date of original invoice; (3) owed or payable by an Account Debtor pursuant to a Government Contract, if the payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor is outstanding for more than one hundred twenty (120) days from the date of original invoice; (4) owing from any person that is the subject of any (a) suit, lien, levy or judgment which could reasonably be expected to affect the collectibility of said account(s), or (b) bankruptcy, insolvency or a similar process or proceeding; (5) owing from foreign Account Debtors, unless otherwise deemed eligible by the Lenders in their sole discretion; (6) unbilled as a result of rate variances, retainage provisions, "milestone" requirements or any other reason, except for timing differences expressly permitted under the definition of Eligible Unbilled Government Accounts Receivable; (7) final invoices; or (8) bonded accounts receivable. Additionally, without limiting any other provision of this Agreement, or the discretion of the Administrative Agent or the Lenders to deem Receivables ineligible pursuant to any other provision of this Agreement, it is expressly understood and agreed that if any Borrower (i) has been debarred or suspended by the Government, or been issued a notice of proposed debarment or notice of proposed suspension by the Government; (ii) is the subject of a Government investigation (other than a normal and customary review by the Government) involving or possibly involving fraud, willful misconduct or other wrongdoing, and which could result in criminal liability, liability or expense in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), suspension, debarment or any other adverse administrative action; (iii) is a party to any Government Contract which has been actually terminated due to such Borrower's alleged fraud, willful misconduct or any other wrongdoing; (iv) is a party to any Government Contract which has been actually terminated for any other reason whatsoever, which could result in liability or expense in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00); or (v) has been issued a cure notice or show cause notice under any Government Contract involving amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), and has failed to cure the default giving rise to such cure notice or failed to resolve the matter set forth in the show cause notice (a) within the time period available to such Borrower pursuant to such Government Contract and/or such notice, or (b) before the date on which the Government or other contracting party is entitled to exercise its rights and remedies under the Government Contract as a consequence of such default or matter set forth in the show cause notice, then in any such event, any and all Receivables of such Borrower may, in the sole but reasonable discretion of the Administrative Agent, be deemed and treated by the Lenders as Ineligible Receivables.

         "Instrument" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: all certificates of deposit, and all "promissory notes", as defined in the UCC, and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

         "Interest Expense" shall mean, as of the date of any determination, the Borrowers' aggregate cash interest expense for borrowed money (including, without limitation, premiums and interest expense arising from or relating to interest rate protection agreements and original issue discounts), plus the amount of all other interest due (whether paid or not paid) on any indebtedness of each Borrower for the applicable measurement period, all as determined on a consolidated basis in accordance with GAAP.

         "Interest Payment Date" shall mean, relative to any LIBOR Rate Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

         "Interest Period" shall mean, relative to any LIBOR Rate Loans, (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement (including, without limitation, Exhibit 3 hereto) and the
                                                  ---------
Notes and ending on (but excluding) the day which numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to this Agreement (including, without limitation, Exhibit 3 hereto) and the Notes; and (ii)
                                ---------
thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto.

         "Inventory" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter acquired and wherever located: all inventory, merchandise, goods and other personal property for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

         "Investment Property" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter acquired: (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all Securities Entitlements, including the rights to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts; (d) all commodity contracts; and (e) all commodity accounts.

         "Joinder Agreement" shall have the meaning assigned to such term in
Section 1.10 of this Agreement.

         "Lender" and "Lenders" shall mean, respectively, each and all of the banking or financial institutions which have (i) extended credit to the Borrowers pursuant to this Agreement, and/or (ii) agreed in writing to be bound by the terms and provisions of this Agreement.

         "Letter of Credit" and "Letters of Credit" shall mean, respectively, each and all of the standby letters of credit issued pursuant to this Agreement.

         "Letter of Credit Application" shall have the meaning assigned to such term in Section 2.1 of this Agreement.

         "Letter of Credit Administration Fee" shall have the meaning assigned to such term in Section 2.3 of this Agreement.

         "Letter of Credit Fee" shall have the meaning assigned to such term in
Section 2.3 of this Agreement.

         "Letter of Credit Rights" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter acquired: any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but specifically excludes any right of a beneficiary to demand payment or performance under a letter of credit.

         "LIBOR" or "LIBOR Rate" shall mean relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

         "LIBOR Election Form and Certification" shall mean the form attached as
Exhibit 2 hereto.
---------

         "LIBOR Rate Loan" shall mean any loan or advance, the rate of interest applicable to which is based upon the LIBOR Rate.

         "LIBOR Lending Rate" shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

            LIBOR Lending Rate          =            LIBOR Rate
                                                     ----------
                                               (1.00 - LIBOR Reserve Percentage)

         "LIBOR Reserve Percentage" shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

         "Loan" shall mean the loans made by the Lenders to the Borrowers in the aggregate maximum principal amount of Seventy-one Million Four Hundred Thousand and No/100 Dollars ($71,400,000.00), or so much thereof as shall be advanced or readvanced from time to time, which are represented by the Facilities, and which shall be evidenced by, bear interest and be payable in accordance with the terms and provisions set forth in the Notes.

         "Loan Document" and "Loan Documents" shall mean, respectively, each and all of this Agreement, the Notes, the Stock Security Agreements and each other document, instrument, agreement or certificate heretofore, now or hereafter executed and delivered by any Borrower in connection with the Loan.

         "London Banking Day" shall mean a day on which dealings in US dollar deposits are transacted in the London interbank market.

         "Mandatory Payments" shall mean the mandatory payments required to be made on the Loan pursuant to Section 1.5 of this Agreement.

         "ManTech Europe" shall have the meaning assigned to such term in
Section 3.1 of this Agreement.

         "Material Contract" shall mean any and all Government Contracts and/or other contracts or agreements of any Borrower(s) involving amounts, in the aggregate, in excess of the Dollar Equivalent Amount of Five Million and No/100 Dollars ($5,000,000.00).

         "Maturity Date" shall mean December 31, 2004 or such other date as may be agreed to by the Administrative Agent, the Lenders and the Borrowers in writing.

         "Maximum Borrowing Base" shall have the meaning assigned to such term in Section 1.3 of this Agreement.

         "Net Cash" shall mean cash proceeds (net of cash taxes paid and reasonable and customary costs paid to unrelated and unaffiliated third parties in connection with a particular transaction) arising from any Excess Cash Event.

         "Note" and "Notes" shall mean, respectively, each and all of the promissory notes executed, issued and delivered pursuant to this Agreement, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

         "NSI" shall mean NSI Technology Services Corporation, a California corporation, together with its successors and assigns.

         "Obligation" and "Obligations" shall mean, respectively, any and all obligations or liabilities of any Borrower to any Lender or any Agent in connection with the Loan, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise.

         "Ordinary Course Payments" shall mean payments made directly by a Borrower to any non-Borrower subsidiary or affiliate; provided that that such payments are made (i) in the ordinary course of such Borrower's business, (ii) for products actually delivered or services actually performed, and (iii) pursuant to an "arm's length" transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party).

         "Parent Company" shall mean ManTech International Corporation, a New Jersey corporation, together with its successors and assigns.

         "Pedersen" shall mean George J. Pedersen, during his life as long as he is legally competent, and thereafter Marilyn Pedersen during her life as long as she is legally competent, and thereafter the Pedersen Family Trust.

         "Pedersen Entity" shall mean any entity in which Pedersen owns and holds at least fifty-one percent (51%) of the voting stock (and has both majority and effective control).

         "Pension Plan" or "Pension Plans" shall have the meaning assigned to such term in Section 5.13(a) of this Agreement.

         "Percentage" shall mean with respect to each Lender, the percentage set forth below such Lender's name on Schedule 1 to this Agreement in respect of the
                                  ----------
Commitment Amount, the Facility A Commitment Amount, the Facility B Commitment Amount and/or the Swing Line Commitment Amount (as the context may require), as the same may be modified or amended from time to time.

         "Permitted Liens" shall mean: (a) liens for taxes which are being contested in good faith and by appropriate proceedings, which (i) the Borrower has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Administrative Agent and/or the Lenders in any part of the Collateral; (b) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, incurred in the ordinary course of business; (c) liens securing indebtedness of the Borrowers permitted by Section 7.7 of this Agreement; (d) cash deposits pledged to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business; (e) mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers' liens or other similar liens; provided that such liens arise in the ordinary course of the Borrowers' business and secure sums which are not past due, or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord's liens on the Borrower's tangible personal property located in the demised premises; (g) zoning or other similar and customary land use restrictions, which do not materially impair the use or value of the subject property; (h) judgment liens which are not prohibited by Section 7.4 of this Agreement; (i) other liens expressly permitted by the terms and provisions of this Agreement; and (j) liens in favor of the Administrative Agent.

         "Permitted Offering" shall have the meaning assigned to that term in
Section 1.5 of this Agreement.

         "PNC" shall mean PNC Bank, National Association, a national banking association, acting individually, together with its successors and assigns.

         "Praxa" shall mean Praxa Limited, a company organized and existing under the laws of the Commonwealth of Australia.

         "Prime Rate" shall mean the rate of interest from time to time established and publicly announced by Citizens Bank as its prime rate, in Citizens Bank's sole discretion, which rate of interest may be greater or less than other interest rates charged by Citizens Bank to other borrowers and is not solely based or dependent upon the interest rate which Citizens Bank may charge any particular borrower or class of borrowers.

         "Proceeds" shall have the meaning assigned to that term under the UCC or under other applicable law, and, in any event, shall include, but shall not be limited to, any and all of the following, whether now owned or hereafter acquired: (i) any and all proceeds of, or amounts (in any form whatsoever, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (iii) any claim against third parties (a) for past, present or future infringement of any patent or patent license, or (b) for past, present or future infringement or dilution of any copyright, copyright license, trademark or trademark license, or for injury to the goodwill associated with any trademark or trademark license, (iv) any recoveries against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (v) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged stock, and (vi) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease, license, exchange or other disposition of the Collateral).

         "RCRA" shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).
                                 --- ---

         "Receivables" shall mean all of the Borrowers' present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements, contribution rights and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business the Borrowers conduct, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

         "Request for Advance and Certification" shall mean the form Request for Advance and Certification attached as Exhibit 1 hereto.
                                      ---------

         "Required Lenders" shall mean all of the Lenders who at any given time, are not in default under or in breach of any of the terms and conditions of this Agreement applicable to such Lender, and who hold Notes or participation interests representing, in the aggregate, at least fifty-one percent (51%) of the aggregate Commitment Amount (excluding the Swing Line Commitment Amount).

         "Restructuring Fee" shall have the meaning assigned to such term in
Section 1.7(a) of this Agreement.

         "Revolver Notes" shall mean each and all of the promissory notes executed, issued and delivered pursuant to this Agreement in connection with Facility A, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

         "Security Entitlements" shall have the meaning to that term under the UCC, and shall include any and all Security Entitlements whether now owned or hereafter created or acquired.

         "Stock Security Agreements" shall mean each and all of the following documents, instruments and agreements: (a) Stock Security Agreement dated the date hereof, by and between the Parent Company and the Administrative Agent, (b) MAI Stock Security Agreement dated the date hereof between the Administrative Agent and ManTech Australia International, Inc., (c) ManTech U.K. Systems Corporation Stock Security Agreement dated the date hereof, between the Administrative Agent and ManTech U.K. Systems Corporation, (d) any and all stock security agreements now or hereafter executed and delivered by a Borrower as security for repayment of the Loan, and (e) any and all amendments and/or modifications of any of the foregoing stock security agreements.

         "Supporting Obligations" shall have the meaning assigned to that term under the UCC, and shall include any and all of the following, whether now owned or hereafter acquired: any and all letter of credit rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

         "Swing Line Commitment" shall mean the Swing Line Lender's obligation to make Swing Line Loans to the Borrowers in the aggregate principal amount not to exceed Ten Million and No/100 Dollars ($10,000,000.00).

         "Swing Line Commitment Amount" shall mean Ten Million and No/100 Dollars ($10,000,000.00).

         "Swing Line Commitment Period" shall mean the period commencing on the Closing Date and ending on the Swing Line Termination Date.

         "Swing Line Facility" shall mean the swing line credit facility being extended pursuant to this Agreement, in the original maximum principal amount equal to the Swing Line Commitment Amount.

         "Swing Line Lender" shall mean Citizens Bank.

         "Swing Line Loan" or "Swing Line Loans" shall have the meaning attributed to such term in Section 1.1(b) of this Agreement.

         "Swing Line Note" shall mean that certain Swing Line Promissory Note of even date herewith, made by the Borrowers and payable to the order of the Swing Line Lender, in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00) or so much thereof as shall be advanced, together with all extensions, renewals, modifications, replacements and substitutions thereof or therefor.

         "Swing Line Outstandings" shall mean, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

         "Swing Line Termination Date" shall mean the fifth (5/th/) Business Day prior to the Maturity Date, or such earlier date on which the Swing Line Lender has elected, in its sole and absolute discretion, to terminate the Swing Line Facility.

         "Total Debt" shall mean the actual amount of borrowed money (including, without limitation, subordinated debt, capital leases and synthetic leases that remain unpaid or outstanding as of the date of any determination), plus the aggregate amount of any and all financial guarantees and the face amount of any and all outstanding letters of credit, less cash-on-hand; it being understood and agreed that trade debt incurred in the ordinary course of the Borrower's business shall not be included in the computation of Total Debt.

         "UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Virginia; provided,
                                                                   --------
that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of
----------------
law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent's lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Virginia, the term "UCC" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

         "Vobix" shall mean Vobix Corporation, a Virginia corporation.

                                   ARTICLE 1
                                   COMMITMENT

         1.1. Maximum Loan Amount.
              -------------------

              (a) Subject to the terms and conditions of this Agreement, (i) each Lender severally agrees to make the Loan to the Borrowers (except for the Swing Line Loan, which shall be extended only by the Swing Line Lender), with the maximum amount of each Lender's obligation being equal to the Lender's Percentage of the Commitment Amount; and (ii) as set forth more fully in Section 1.1(b) below, the Swing Line Lender will make the Swing Line Loan to the Borrowers. The Loan, including the Swing Line Loan, shall bear interest and be payable in accordance with the terms and provisions of and be initially evidenced by nine (9) promissory notes, four (4) of which shall evidence Facility A, four (4) of which shall evidence Facility B and one (1) of which shall evidence the Swing Line Facility. Concurrent with the Borrowers' execution of this Agreement, (a) Citizens Bank shall receive a revolving promissory note in the maximum principal amount of Twenty-four Million Three Hundred Seventy-five Thousand and No/100 Dollars ($24,375,000.00) or so much thereof as shall be advanced or readvanced, a term promissory note in the original principal amount of Two Million Four Hundred Thousand and No/100 Dollars ($2,400,000.00) and the Swing Line Note, (b) PNC shall receive a revolving promissory note in the maximum principal amount of Sixteen Million Two Hundred Fifty Thousand and No/100 Dollars ($16,250,000.00) or so much thereof as shall be advanced or readvanced, and a term promissory note in the original principal amount of One Million Six

Hundred Thousand and No/100 Dollars ($1,600,000.00), (c) BB&T shall receive a revolving promissory note in the maximum principal amount of Twelve Million Five Hundred Seventeen Thousand Five Hundred Seven and No/100 Dollars ($12,517,507.00) or so much thereof as shall be advanced or readvanced, and a term promissory note in the original principal amount of One Million Two Hundred Thirty-two Thousand Four Hundred Ninety-three and No/100 Dollars ($1,232,493.00), and (d) Chevy Chase shall receive a revolving promissory note in the maximum principal amount of Eleven Million Eight Hundred Fifty-seven Thousand Four Hundred Ninety-three and No/100 Dollars ($11,857,493.00) or so much thereof as shall be advanced or readvanced, and a term promissory note in the original principal amount of One Million One Hundred Sixty-seven Thousand Five Hundred Seven and No/100 Dollars ($1,167,507.00);

              (b) Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make swing line loans (each, a "Swing Line Loan" and collectively, the "Swing Line Loans") to the Borrowers from time to time during the Swing Line Commitment Period, in the aggregate principal amount at any one time outstanding not to exceed Ten Million and No/100 Dollars ($10,000,000.00); provided, however, that at no time may the aggregate outstanding principal amount of the Swing Line Loans, plus the aggregate outstanding principal amount of Facility A (including the aggregate face amount of all Letters of Credit outstanding), plus the Dollar Equivalent Amount of the Duty Deferment Bond exceed the lesser of the Facility A Commitment Amount, and the applicable Maximum Borrowing Base. During the Swing Line Commitment Period, the Borrowers may use the Swing Line Commitment by borrowing, repaying Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms of this Agreement. At the request of the Swing Line Lender, the Administrative Agent may, at any time, on behalf of the Borrowers (which hereby irrevocably direct the Administrative Agent to act on their behalf) request each Lender having a Percentage of Facility A, including the Swing Line Lender, to make, and each such Lender, including the Swing Line Lender, shall make an advance under Facility A, in an amount equal to such Lender's Percentage of Facility A, of the amount of the Swing Line Outstandings as of the date such request is made. In such event, each such Lender shall make the requested proceeds available to the Administrative Agent for the account of the Swing Line Lender in accordance with the funding provisions set forth in this Agreement. The proceeds of Facility A advanced pursuant to this Section 1.1(b) shall be immediately applied to repay the Swing Line Outstandings.


         1.2. Use of Proceeds. The Loan shall be used by the Borrowers only for
              ---------------
the following purposes: (i) to refinance certain existing indebtedness of the Borrowers; and (ii) for working capital and general corporate needs. Each Borrower agrees that it will not use or permit the Loan proceeds to be used for any other purpose without the prior written consent of the Administrative Agent.

         1.3. Borrowing Base and Maximum Advances. Notwithstanding any term or
              -----------------------------------
provision of this Agreement or any other Loan Document to the contrary, it is understood and agreed that in no event whatsoever shall the Lenders be obligated to advance any amount or issue any Letters of Credit hereunder if such advance or the issuance of such Letter of Credit would cause the aggregate amount of outstanding Loans (including Swing Line Outstandings), plus the face amount of all outstanding Letters of Credit, plus the Dollar Equivalent Amount of the Duty Deferment Bond, to exceed the following amounts:

              (a) as to Facility A, the lesser of:

                     (i)   the Facility A Commitment Amount; or

                     (ii)  the aggregate of (the "Maximum Borrowing Base"):

                           A. Ninety percent (90%) of Eligible Billed Government Accounts Receivable, which are outstanding less than one hundred twenty-one
                                  (121) days from the date of original invoice; plus

                           B. Eighty-five percent (85%) of Eligible Billed Commercial Accounts Receivable, which are outstanding less than ninety-one (91) days from the date of original invoice; plus

                           C.     the lesser of (I) Ten Million Dollars
                                  ($10,000,000), or (II) fifty percent (50%) of
                                  Eligible Unbilled Government Accounts
                                  Receivable; plus

                           D. the lesser of (I) sixty percent (60%) of the Dollar Equivalent Amount of Eligible ARL Receivables which are outstanding less than ninety-one (91) days from the date of original invoice; or (II) One Million and No/100 Dollars ($1,000,000.00).

                                  Notwithstanding anything to the contrary set forth herein, it is expressly understood and agreed that in no event whatsoever shall the aggregate Dollar Equivalent Amount of outstanding loans to ARL and Vobix at any time exceed Six Million and No/100 Dollars ($6,000,000.00) and Ten Million and No/100
                                  Dollars ($10,000,000.00), respectively.

              (b) as to Facility B, the Facility B Commitment Amount; and

              (c) as to the Swing Line Facility, the lesser of the Swing Line Facility Commitment Amount or the Maximum Borrowing Base.

All determinations regarding eligibility shall be made by the Lenders. Determinations regarding eligibility of billed and unbilled Receivables shall be made in the reasonable discretion of the Administrative Agent; provided, however, that in the event of any dispute or disagreement as to whether an unbilled Receivable is, or has ceased to be, eligible pursuant to the terms of this Agreement, the decision of the Administrative Agent in the exercise of its sole and absolute discretion shall control.

If at any time the outstanding principal balance of Facility A (including the maximum aggregate face amount of all outstanding Letters of Credit, plus Swing Line Outstandings, plus the Dollar

Equivalent Amount of the Duty Deferment Bond) exceeds the Maximum Borrowing Base (such excess being referred to herein as a "Borrowing Base Deficiency"), the Borrowers shall immediately make a principal payment in the amount of the Borrowing Base Deficiency; it being expressly understood and agreed that, for purposes of calculating the Maximum Borrowing Base with respect to Eligible ARL Accounts Receivable and the Duty Deferment Bond, the Dollar Equivalent Amount shall be determined as of the date of the applicable Borrowing Base/Non-Default Certificate.

         1.4. Advances.
              --------

              (a) Agreement to Advance and Readvance; Procedure. So long as no
                  ---------------------------------------------
Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Lenders (and the Swing Line Lender, as the case may be) shall (i) advance and readvance the proceeds of Facility A and the proceeds of the Swing Line Facility from time to time in accordance with this Agreement; and (ii) advance the proceeds of Facility B to the Borrowers upon the Borrowers' execution and delivery of this Agreement and all other documents, instruments and agreements required by the Lenders in connection herewith. Requests for advances with respect to Facility A shall be in the form of Exhibit
                                                                         -------
1 hereto, and requests for advances with respect to the Swing Line Facility
-
shall be in the form of Exhibit 1(a) hereto. Requests for advances of Loan
                        ------------
proceeds with respect to Facility A and the Swing Line Facility may be made via facsimile on any given Business Day if the Borrowers provide the Administrative Agent, in advance, with a written list of the names of the specific officers authorized to request disbursements by facsimile. Upon request by the Administrative Agent, the Borrowers shall confirm in an original writing each facsimile request for advance made by any Borrower. Notwithstanding the foregoing, (a) the Lenders shall have no obligation to make any advance with respect to Facility A after the Maturity Date; and (b) the Swing Line Lender shall have no obligation to make any advance with respect to the Swing Line Facility after the Swing Line Termination Date.

              (b) Interest Rate Election; Certain Advance Procedures and Limits.
                  -------------------------------------------------------------
Amounts advanced in connection with the Loan shall bear interest either on a Base Rate basis or LIBOR basis, as more fully set forth in the Notes in the exhibits attached to this Agreement, except that the Swing Line Loans shall only be made available to the Borrowers on a Base Rate basis. Advances bearing interest on a Base Rate basis shall be in minimum and incremental amounts of One Hundred Thousand Dollars ($100,000.00), and shall be made available on a same-day basis, if requested by 12:00 Noon Washington, D.C. time on a Business Day. Advances bearing interest on a LIBOR basis shall also be in minimum and incremental amounts of One Hundred Thousand Dollars ($100,000.00), and shall be made available not less than two (2) Business Days nor more than five (5) Business Days after request therefor. The Borrowers' right to request LIBOR based interest, as well as certain additional terms, conditions and requirements relating thereto, are set forth in the Notes and in the exhibits attached to this Agreement, and each Borrower expressly acknowledges and consents to such additional terms and provisions.

         1.5. Additional Mandatory Payments; Reduction of Commitment. In
              ------------------------------------------------------
addition to all other sums payable by the Borrowers pursuant to any of the Notes, this Agreement or any other Loan Document, the Borrowers shall also make mandatory payments on the Notes (applied first to amounts outstanding under Facility B, then to Swing Line Outstandings (if any), and then to amounts outstanding under Facility A, as provided herein below), upon the occurrence of any Excess Cash Event. Notwithstanding the foregoing, no mandatory payment shall be due and payable unless the Net Cash arising from any Excess Cash Event occurring in any fiscal year, when aggregated with all other Excess Cash Events occurring during fiscal year, exceeds the Annual Excess Cash Limitation, in which event the amount of such mandatory payment shall be equal to the amount by which the Net Cash arising from such Excess Cash Event exceeds the Annual Excess Cash Limitation. In the event any payment(s) made or required to be made by the Borrowers pursuant to this Section
1.5 shall be applied to Facility A (i.e., all amounts outstanding under Facility B and Swing Line Outstandings (if any) shall have been paid and satisfied in full), the Facility A Commitment Amount shall be reduced by an amount equal to such payment; provided, however, that no such reduction in the Facility A Commitment Amount shall occur until the aggregate amount of such mandatory payments during any fiscal year exceeds Two Million and No/100 Dollars ($2,000,000.00) or the aggregate amount of such mandatory payments during the loan term exceeds Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00), whichever occurs first, in which event the Facility A Commitment Amount shall only be reduced to the extent the aggregate amount of such mandatory payments during such fiscal year exceeds Two Million and No/100 Dollars ($2,000,000.00) or to the extent the amount of such mandatory payments during the loan term exceeds Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00), as applicable. Furthermore, in the event that any Borrower issues additional equity interests or capital stock in accordance with
Section 7.1(a) of this Agreement (a "Permitted Offering") and the Net Cash thereof shall have been used to pay and satisfy in full all amounts outstanding under Facility B and Swing Line Outstandings (if any), then so long as no Event of Default shall have occurred and be continuing beyond any applicable notice and cure period (i) any remaining Net Cash of the Permitted Offering may be used by the Borrowers to repay the First Source Debt in full before having to apply remaining Net Cash of the Permitted Offering to amounts outstanding under Facility A, (ii) the Borrowers shall not be obligated to make any mandatory payment on amounts then outstanding under Facility A unless, at the time of the Permitted Offering, the then outstanding principal balance of Facility A exceeds Twenty-five Million and No/100 Dollars ($25,000,000.00), in which event the mandatory payment shall be in an amount equal to such excess, and (iii) to the extent any remaining Net Cash of the Permitted Offering shall be applied to amounts outstanding under Facility A pursuant to this Section 1.5, no such reduction in the Facility A Commitment Amount shall be required.

         1.6. Field Audits. The Administrative Agent has the right at any time
              ------------
and in its sole discretion to conduct field audits with respect to the Collateral and each Borrower's accounts receivable, inventory, business and operations. All field audits shall be at the cost and expense of the Borrowers; it being understood and agreed that, in the absence of an Event of Default, the Borrowers' maximum liability for field audit costs and expenses shall be limited to the costs and expenses of only one (1) field audit conducted during any twelve (12) month period (unless the Administrative Agent shall conduct a field audit pursuant to Section 1.10 of this Agreement in connection with the joinder of a new "Borrower" hereunder, in which event the Borrowers shall be liable for the costs and expenses of such field audit as well). Any and all field audits conducted following an Event of Default shall be at the Borrowers' cost and expense, with the foregoing limitation on maximum costs and expense being inapplicable.

         1.7. Certain Fees. In addition to principal, interest and other sums
              ------------
payable under the Notes, the Borrowers shall pay the following fees:

              (a) Restructuring Fee. Simultaneously with the execution of this
                  -----------------
Agreement, the Borrowers shall pay to the Administrative Agent, for the benefit of all Lenders pro-rata based on each Lender's Percentage, a Loan restructuring fee (the "Restructuring Fee") in the aggregate amount of Three Hundred Fifty-seven Thousand and No/100 Dollars ($357,000.00).

              (b) Commitment Fee. So long as any amounts remain outstanding in
                  --------------
connection with the Facility, or the Lenders have any obligation to make any advance in connection therewith, the Borrowers agree to pay to the Administrative Agent for the benefit of all Lenders pro-rata based on each Lender's Percentage, a quarter-annual commitment fee (the "Facility A Commitment Fee"), at the annual rate corresponding to the Borrower's Total Debt to EBITDA ratio for the immediately preceding quarter, as set forth on Exhibit 9 hereto,
                                                             ---------
calculated on the difference between (i) the Facility A Commitment Amount, and
(ii) the sum of the average daily outstanding principal balance of Facility A and the Swing Line Facility during the applicable quarter, plus the aggregate face amount of all outstanding Letters of Credit during the applicable quarter, plus the Dollar Equivalent of the Duty Deferment Bond (determined as of the date of the most recently submitted Borrowing Base/Non-Default Certificate). The Facility A Commitment Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, shall be due for any quarter during which the Lenders have any obligation in connection with the Facility, and shall be payable in arrears, commencing on December 31, 2001 and continuing on the last Business Day of every third (3rd) calendar month thereafter for so long as this Agreement remains in effect.

              (c) Administrative Agent Fee. The Borrowers shall pay to the
                  ------------------------
Administrative Agent, for its own account, a loan administration fee (the "Administration Fee"), in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) per annum. The Administration Fee shall be due and payable in full on the date of this Agreement and on each anniversary of the date of this Agreement.

              (d) Letter of Credit Fees. The Borrowers shall pay any and all
                  ---------------------
Letter of Credit fees as and when such fees become due and payable pursuant to this Agreement.

              (e) Out-of-Pocket Fees and Expenses. The Borrowers shall be liable
                  -------------------------------
for and shall timely pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses of counsel for the Administrative Agent, and of other special and local counsel and other experts, if any, engaged by the Administrative Agent) from time to time incurred by the Administrative Agent in connection with the administration of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Borrowers shall be liable for all reasonable out-of-pocket costs and expenses associated with any and all amendments, waivers and/or consents relating to any of the Facilities.

         1.8. Intentionally Omitted.
              ---------------------

         1.9. Appointment of the Parent Company. Each Borrower acknowledges that
              ---------------------------------
(i) the Lenders have agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the "Borrower" or "Borrowers" under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Parent Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower's behalf, each Request for Advance and Certification, Borrowing Base/Non-Default Certificate and all other Loan Documents or other materials provided or to be provided to any of the Agents or Lenders pursuant to this Agreement or in connection with the Loan. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Administrative Agent. Upon request of the Administrative Agent, each Borrower shall execute, acknowledge and deliver to the Administrative Agent a form Power of Attorney confirming and restating the power-of-attorney granted herein.

         1.10. Joinder of New Subsidiaries and Affiliates. Any present or future
               ------------------------------------------
subsidiary of any Borrower in which such Borrower now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty percent (50%) shall, unless waived in writing by the Administrative Agent, execute and deliver to the Administrative Agent (a) a Joinder Agreement in the form attached hereto as Exhibit 6 (a "Joinder Agreement"), pursuant to which such subsidiary
          ---------
or affiliate shall (i) join in and become a party to this Agreement and the other Loan Documents; (ii) agree to comply with and be bound by the terms and conditions of this Agreement and all of the other Loan Documents; and (iii) become a "Borrower" and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the Loan Documents; and (b) such other documents, instruments and agreements as may be reasonably required by the Administrative Agent in connection therewith (including, without limitation, an opinion of counsel), in form and substance acceptable to the Administrative Agent in all respects. The Borrowers acknowledge and agree that the Administrative Agent shall have the right, at the Borrowers' cost and expense, to perform a field audit of the accounts receivable, inventory, business and operations of any present or future subsidiary or affiliate proposed to be joined as a "Borrower" hereunder.

                                   ARTICLE 2
                                LETTERS OF CREDIT

         2.1. Issuance. The Borrowers and Lenders acknowledge that from time to
              --------
time the Borrowers may request that Citizens Bank issue or amend Letter(s) of Credit. Subject to the terms and conditions of this Agreement, and any other reasonable requirements for letters of credit normally and customarily imposed by Citizens Bank, Citizens Bank agrees to issue such requested letters of credit, provided that no Event of Default has occurred and is continuing, and no act, event or condition which with notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing. If any such Letter(s) of Credit are issued by Citizens Bank, each of the Lenders shall purchase from Citizens Bank a risk participation with respect to such Letter(s) of Credit in an amount equal to such Lender's Percentage of such Letter(s) of Credit. Citizens Bank shall have no obligation to issue any Letter of Credit which has an expiration date beyond the Maturity Date, unless the Borrowers shall have deposited with the Administrative Agent, concurrent with the issuance of any such Letter of Credit, cash security therefor in an amount equal to the face amount of the Letter of Credit. Any request for a Letter of Credit shall be made by a Borrower submitting to the Administrative Agent an Application and Agreement for Letter of Credit or Amendment to Letter of Credit (each being herein referred to as a "Letter of Credit Application") on Citizens Bank's standard form, at least three (3) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required, which Letter of Credit Application shall be executed by an authorized officer of a Borrower, and be accompanied by such other supporting documentation and information as the Administrative Agent may from time to time reasonably request. Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit, except to the extent inconsistent with the terms of this Agreement. It is understood and agreed that Letters of Credit shall not be issued for durations of longer than one (1) year. Any outstanding Letter of Credit may be renewed from time to time; provided that (i) at least sixty (60) days' prior written notice thereof shall have been given by the Borrower to the Administrative Agent; and (ii) no default or Event of Default exists under the terms and provisions of the particular Letter of Credit or this Agreement. Letters of Credit issued pursuant to this Agreement may be issued in U.S. Dollars, Australian Dollars or such other foreign currency as the Administrative Agent may approve.

         2.2. Amounts Advanced Pursuant to Letters of Credit. Upon the issuance
              ----------------------------------------------
of any Letter(s) of Credit (i) any amounts drawn under any Letter of Credit shall be deemed advanced ratably under the Revolver Notes, shall bear interest and be payable in accordance with the terms of the Revolver Notes and shall be secured by the Collateral (in the same manner as all other sums advanced under the Revolver Notes); and (ii) each Lender shall purchase from Citizens Bank such risk participations in the Letter(s) of Credit as shall be necessary to cause each Lender to share the funding obligations with respect thereto ratably in accordance with its particular Percentage. It is expressly understood and agreed that all obligations and liabilities of the Borrowers to Citizens Bank in connection with any such Letter(s) of Credit shall be deemed to be "Obligations," and the Administrative Agent shall not be required to release its security interest in the Collateral until (i) all Notes and all other sums due to the Lenders in connection with the Loan have been paid and satisfied in full,
(ii) all Letters of Credit have been canceled or expired, and (iii) no Lender has any further obligation or responsibility to make additional Loan advances or issue additional Letters of Credit. Furthermore, in no event whatsoever shall Citizens Bank have any obligation to issue any Letter of Credit which would cause the face amount of all then outstanding Letters of Credit issued for the benefit of any or all Borrowers, in the aggregate, to exceed the Dollar Equivalent Amount of Ten Million and No/100 Dollars ($10,000,000.00), at any time.

         2.3. Letter of Credit Fees. The Borrowers shall be jointly and
              ---------------------
severally liable for the payment of: (i) to the Lenders ratably, a per annum fee in the amount of one and three-quarters percent (1.75%) of the Dollar Equivalent Amount of the average daily undrawn amount of each Letter of Credit issued or amended pursuant to this Agreement (the "Letter of Credit Fee"), calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year; and (ii) to the Administrative Agent, customary issuance and administrative charges (the "Letter of Credit Administration Fee"). The Letter of Credit Fee shall be due and payable, in advance, on the date the Letter of Credit is issued or amended, and on the same day of every third (3rd) month thereafter during which such Letter of Credit shall remain issued or outstanding. The Letter of Credit Administration Fee shall be due and payable simultaneously with the Administrative Agent's issuance or amendment of the particular Letter of Credit.

                                   ARTICLE 3
                                    SECURITY

         3.1. Security Generally. As collateral security for the Loan and all
              ------------------
other Obligations, the Borrowers hereby grant and convey to the Administrative Agent, for the benefit of all of the Lenders ratably, a security interest in all of the following (collectively, the "Collateral"):

              Receivables. All of each Borrower's present and future Accounts,
              -----------
              contracts, contract rights, Chattel Paper, General Intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business each Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory;

              Inventory. All of each Borrower's Inventory and Goods now or
              ---------
              hereafter owned by each Borrower, whenever acquired and wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials now or hereafter owned by each Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property now or hereafter constituting Inventory;

              Other Collateral. All of each Borrower's Deposit Accounts,
              ----------------
              Documents, Instruments, Investment Property, Letter of Credit Rights and Supporting Obligations, whether any of the foregoing shall be now owned or hereafter acquired by such Borrower, together with all of each Borrower's present and future furniture, fixtures, Equipment, machinery, supplies and other assets (other than stock, as below provided) and personal property of every type or nature whatsoever, including without limitation, all of each Borrower's present and future inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification;

              Stock. All of each Borrower's right, title and interest in and to
              -----
              the issued and outstanding capital stock standing in such Borrower's name on the books of (i) GSE, (ii) Praxa, (iii) ManTech Australia International, Inc., a Virginia corporation, and (iv) ManTech Europe, Ltd., a private company registered in England under No. 2497488 formerly known as Spurland Limited ("ManTech Europe"), in each case, whether common and/or preferred, and whether now or hereafter issued or outstanding and whether now or hereafter acquired by the Borrowers, together with all voting or other rights appurtenant thereto, including, without limitation, the right to receive all dividends and/or distributions, and all proceeds thereof, pursuant to the terms and conditions of the Stock Security Agreements;

              Leases. All of each Borrower's present and future right, title and
              ------
              interest in and to any and all leases, occupancy agreements, subleases, contracts, licenses, agreements and other understandings of or relating to the use, enjoyment and occupancy of real property or any improvements thereon.

              Records. All of each Borrower's records, documents and files, in
              -------
              whatever form, pertaining to the Collateral; and

              Proceeds, Etc. Any and all Proceeds, whether cash or non-cash
              -------------
              proceeds, and all increases, substitutions, replacements and/or additions to any or all of the foregoing.

              Notwithstanding the foregoing, the above described conveyance shall not be deemed to include the conveyance of (A) any Government Contract or other contractual agreement, which by its terms or applicable law may not be conveyed; it being understood, however, that in any such situation(s), the Administrative Agent's security interest shall include (i) the entirety of each Borrower's right, title and interest in and to all accounts receivable and all other Proceeds directly or indirectly arising from such Government Contract or other contractual agreement, and (ii) all other rights and interests which any Borrower may lawfully convey to the Administrative Agent; (B) any stock of a foreign corporation (other than ManTech Europe) in excess of sixty-six percent (66%) of all of the issued and outstanding stock of such foreign corporation, or any other stock or equity interests owned by any Borrower (other than the stock specifically referenced in this Section above and other stock from time to time pledged as collateral for the Loan); (C) motor vehicles titled in the name of any Borrower; and (D) interests in real property owned by any Borrower.

              3.2. No Preference or Priority. It is expressly understood and
                   -------------------------
agreed that each of the Notes shall be secured without preference or priority; it being the intention of the parties that the Notes shall be co-equal and coordinate in right of payment of principal, interest, late charges and other sums due thereunder.

                                   ARTICLE 4
                     CONDITIONS TO THE LENDERS' OBLIGATIONS

              The initial performance of the Lenders' obligations under this Agreement shall be subject to the following conditions:

              4.1. Compliance with Law and Agreements; Third Party Consents. The
                    -------------------------------------------------------
Lenders shall be reasonably satisfied that (a) the Loan shall be in full compliance with all legal requirements, (b) all regulatory and third party consents and approvals required to be obtained have been obtained, and (c) the Borrowers shall have performed all agreements theretofore to be performed by the Borrowers.

         4.2. Financial Condition. There shall have been no material adverse
              -------------------
change in the financial condition of the Borrowers, in the aggregate, between the date of the most recent financial statement(s) delivered to the Lenders and the date hereof.

         4.3. Opinion of Counsel. The Administrative Agent shall have received
              ------------------
an opinion of Borrowers' counsel with respect to each of the Borrowers (other than the Borrowers listed on Schedule 4.3 hereto), in form and substance
                             ------------
satisfactory to the Administrative Agent and its counsel.

         4.4. No Default. There shall exist no Event of Default, and no act,
              ----------
event or condition shall have occurred which with notice or the lapse of time, or both, would constitute an Event of Default.

         4.5. Documentation. The Administrative Agent shall have received an
              -------------
initial Borrowing Base/Non-Default Certificate, the "basket calculation" statement, in the form required pursuant to Section 6.3(b) of this Agreement, and such certificates of good standing, corporate resolutions, government contract assignments, UCC financing statements, opinions, certifications, schedules to be attached to this Agreement and such other documents, instruments and agreements as may be reasonably required by the Lenders or the Administrative Agent, in such form and content and from such parties, as the Lenders shall require. All documentation relating to the Loan and all related transactions must be satisfactory in all respects to the Lenders, and their counsel.

         4.6. Closing Costs and Expenses. The Borrowers shall have paid all fees
              --------------------------
payable to the Administrative Agent and/or the Lenders, plus all closing costs and expenses incurred by the Administrative Agent in connection with the transactions contemplated hereby, including, without limitation, all recording costs.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

         To induce the Lenders to enter into this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:


         5.1. Corporate Existence and Qualification. Each Borrower is a
              -------------------------------------
corporation duly organized, validly existing and in good standing under the laws of its state of incorporation referenced in the preamble of this Agreement, with all corporate power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may in the future be conducted. Each Borrower has only one
(1) jurisdiction of incorporation. Each Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary.

         5.2. Corporate Authority; Noncontravention. The execution, delivery and
              -------------------------------------
performance of the obligations of each Borrower set forth in this Agreement, the Notes and the other Loan Documents (i) have been duly authorized by all necessary corporate and/or stockholder action; (ii) do not require the consent of any governmental body, agency or authority; (iii) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower's Articles/Certificate of Incorporation or By-laws, any material indenture, instrument, agreement or other undertaking to which any Borrower is a party or by which any Borrower is bound, or any order or regulation of any governmental authority or arbitration board or tribunal; and (iv) except as permitted by the terms and provisions of this Agreement, will not result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

         5.3. Financial Position. The financial statements listed on Exhibit 7
              ------------------                                     ---------
hereto, copies of which have been delivered to the Lenders, present fairly the financial condition of the Borrowers as of the date thereof and the results of the Borrowers' operations for the periods indicated therein, were prepared in accordance with GAAP, are true and accurate in all material respects, and are not misleading in any material respect. All material liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the dates thereof. There has been no material adverse change in the business, property or condition (financial or otherwise) of the Borrowers since the date of the most recent financial statements listed on Exhibit 7.
                     ---------

         5.4. Payment of Taxes. Each Borrower has filed all tax returns and
              ----------------
reports required to be filed by it with the United States Government and/or with all state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Administrative Agent's or the Lenders' interests in any part of the Collateral.

         5.5. Accuracy of Submitted Information; Omissions. As of the date
              --------------------------------------------
furnished, all documents, certificates, information, materials and financial statements furnished or to be furnished to any Lender or the Administrative Agent pursuant to this Agreement or otherwise in connection with the Loan (i) are true and correct in all material respects; (ii) do not contain any untrue statement of a material fact; and (iii) do not omit any material fact necessary to make the statements contained therein or herein not misleading. No Borrower is aware of any fact which has not been disclosed to the Administrative Agent in writing which materially adversely affects, or so far as any Borrower can now reasonably foresee, could reasonably be expected to materially adversely affect, the properties, business, profit or condition (financial or otherwise) of any Borrower or the ability of any Borrower to perform its obligations set forth in this Agreement or in any other Loan Document.

         5.6.  Government Contracts. No notice of suspension, debarment, cure
               --------------------
notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, and no Borrower is a party to any pending, or to any Borrower's knowledge threatened, suspension, debarment, termination for default issued by the Government or other adverse Government action or proceeding in connection with any Government Contract; it being understood and agreed that, for purposes hereof, normal and customary reviews and audits conducted by the Government in the ordinary course of business shall not be deemed adverse Government action(s) or proceeding(s). All Government Contracts which constitute Material Contracts and have a remaining term of six (6) months or longer are listed on Schedule 5.6 hereto.
                        ------------

         5.7.  No Defaults or Liabilities. No Borrower is in default in any
               --------------------------
material respect in the performance of any obligation, covenant or condition contained in any material agreement to which it is a party. Additionally, except for the matters disclosed on Schedule 5.9 hereto, there is no litigation, legal
                             ------------
or administrative proceeding or investigation pending against any Borrower, and no litigation, legal or administrative proceeding or investigation has been threatened in writing against any Borrower, which has not been disclosed to the Administrative Agent and/or the Lenders in writing and which involves amounts in excess of the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or which could reasonably be expected to prejudice the Administrative Agent's or any Lender's rights under any Loan Document in any material respect.

         5.8.  No Violations of Law. No Borrower is in violation of any
               --------------------
Applicable Laws in any material respect; no Borrower has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each Borrower has conducted its business and operations in compliance with all Applicable Laws in all material respects.

         5.9.  Litigation and Proceedings. Except for the matters set forth on
               --------------------------
Schedule 5.9 attached hereto, no action, suit or proceeding against or affecting
------------
any Borrower is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which involves the possibility of any judgment or liability in excess of the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) and is not fully covered by insurance. No Borrower is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

         5.10. Security Interest in the Collateral. Each Borrower is the sole
               -----------------------------------
legal and beneficial owner of the Collateral owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens and other liens expressly permitted by the terms and provisions of this Agreement.

         5.11. Principal Place of Business; Location of Books and Records. Each
               ----------------------------------------------------------
Borrower maintains its principal place of business and the office where it keeps its books and records with respect to accounts and contracts rights at the locations listed on Schedule 2 hereto. Set forth on Schedule 5.11 hereto is a
                    ----------                      -------------
list of each Borrower's business locations as of the Closing Date, and all places where any of the Collateral is located. The locations set forth on

Schedule 5.11 hereto denoted with an asterisk reflect all locations where
-------------
Borrower assets are valued in excess of the Dollar Equivalent Amount of One Hundred Thousand and No/100 Dollars ($100,000.00). Each Borrower agrees to notify the Administrative Agent in writing at least ten (10) days prior to any change in its principal place of business, or any change in the location of the office where it keeps its books and records with respect to accounts and contract rights, or any change of or addition to the locations where any Collateral is located.

     5.12. Fiscal Year. Each Borrower's fiscal year ends on December 31.
           -----------

     5.13. Pension Plans.
           -------------

           (a) The present value of all benefits vested under all "employee pension benefit plans", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), from time to time maintained by the Borrowers (individually, a "Pension Plan" and collectively, the "Pension Plans") did not, as of December 31, 2000, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

           (b) No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by
Section 406 of ERISA or a non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code;

           (c) No Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no "reportable events" (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after June 30, 1974; and

           (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

     5.14.  O.S.H.A. and Environmental Compliance.
            -------------------------------------

           (a) Each Borrower has duly complied in all material respects with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act ("O.S.H.A."), the Environmental Protection Act, RCRA and all other environmental laws which non-compliance with could result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of any Borrower; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

           (b) each Borrower has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not have a material adverse effect on the business condition (financial or otherwise) or results of operations of any Borrower; and

             (c) (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to herein as "Releases") of Hazardous Substances at, upon, under or within any Real Property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (iii) no Real Property owned, or to the actual knowledge of any Borrower premises leased, by any Borrower has ever been used by any Borrower (and to the best of each Borrower's knowledge, any other person) as a treatment, storage or disposal facility for Hazardous Waste; and (iv) no Hazardous Substances are present on any Real Property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower, except for such quantities of Hazardous Substances as are handled in all material respects in accordance with all applicable manufacturer's instructions and governmental regulations, and as are necessary or appropriate for the operation of the business of the Borrowers. Each Borrower, for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Agents and Lenders from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys' fees arising from or in connection with (i) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any Borrower (including, without limitation, any property or premises now or hereafter owned or leased by any Borrower), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (ii) any Borrower's violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).


     5.15. Intellectual Property. All patents, patent applications, trademarks,
           ---------------------
trademark applications, copyrights, copyright applications, tradenames, trade secrets and licenses necessary for the conduct of the business of each Borrower are (i) owned or utilized by such Borrower, (ii) valid and, except with respect to licenses, have been duly registered or filed with all appropriate governmental authorities, and (iii) listed on Schedule 5.15 (a) hereto. Except
                                              -----------------
as disclosed in Schedule 5.15(a) hereto, there is no objection or pending
                ----------------
challenge to the validity of any such patent, trademark, copyright, tradename, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto; except as disclosed in Schedule 5.15(b) hereto,
                                                       ----------------
no Borrower pays any royalty to anyone in connection with any patent, trademark, copyright, tradename, trade secret or license; and each Borrower has the right to bring legal action for the infringement of any such patent, trademark, copyright, tradename, trade secret or license.

     5.16. Existing or Pending Defaults; Material Contracts. All Material
           ------------------------------------------------
Contracts are listed on Schedule 5.16(a) hereto. Except as set forth on Schedule
                        ----------------                                --------
5.16(b) attached hereto, no Borrower is aware of any pending or threatened
-------
litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any Borrower arising from or related to any Material Contract which could reasonably be expected to have a material adverse effect on the Administrative Agent's or any Lender's rights in connection with such Material Contract.

     5.17. Leases and Real Property. No Borrower owns any real property. All
           ------------------------
material leases and other agreements under which any Borrower occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower party thereto and, to the Borrowers' best knowledge, are the binding obligations of and legally enforceable against, the other parties thereto. All necessary governmental approvals, if any, have been obtained for each such material lease or agreement, and there have been no threatened cancellations thereof or outstanding material disputes with respect thereto. The landlord for the premises in which the Parent Company's headquarters is located has subordinated (or expressly assumed terms, covenants and conditions of subordination) for the benefit of the Administrative Agent, on terms and conditions reasonably satisfactory to the Administrative Agent, any landlord's or lessor's lien which may now or hereafter exist (whether by statute, contract or otherwise) on any of the Collateral located at such premises.

     5.18. Labor Relations. There are no strikes, work stoppages, material
           ---------------
grievance proceedings, union organization efforts or other controversies pending, or to any Borrower's knowledge, threatened or reasonably anticipated, between any Borrower and (i) any current or former employee of any Borrower or
(ii) any union or other collective bargaining unit representing any such employee. Each Borrower has complied and is in compliance in all material respects with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know. Except as set forth on Schedule 5.18 hereto, there are no collective
                                -------------
bargaining agreements, employment agreements between any Borrower and any of its employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower. The consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any person or entity.


     5.19. Assignment of Government Contracts. No existing Government Contract
           ----------------------------------
of any Borrower (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity (other than in favor of the Administrative Agent for the benefit of the Lenders ratably).

     5.20. Contribution Agreement. The Contribution Agreement is in full force
           ----------------------
and effect, has not been modified, altered or amended in any respect whatsoever (other than to add a new Borrower party thereto from time to time), and no Borrower is in default thereunder.

     5.21. Intentionally Deleted.
           ---------------------

     5.22. Ownership of the Borrowers. As of the date of this Agreement (i) all
           --------------------------
of the issued and outstanding capital stock of the Parent Company is owned in the percentages and by the persons referenced on Schedule 5.22(a) hereto; and
                                                 ----------------
(ii) all of the issued and outstanding capital stock of each other Borrower is owned by either the Parent Company or another Borrower, except as described on
Schedule 5.22(b) hereto.
----------------

     5.23. Solvency. Both prior to and after giving effect to the transactions
           --------
contemplated by the terms and provisions of this Agreement, (i) each Borrower (other than those Borrowers listed on Schedule 5.23 hereto) owned and owns
                                      -------------
property (including, without limitation, the Borrower's rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Borrower's Indebtedness (including contingent debts), (ii) each Borrower was and is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) each Borrower had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. For purpose hereof, "Indebtedness" means, without duplication (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Borrower as of the date on which Indebtedness is to be determined, (b) all obligations of any other person or entity which such Borrower has guaranteed, (c) reimbursement obligations in connection with letters of credit issued for the benefit of such Borrower, and (d) the Obligations.

     5.24. Survival of Representations and Warranties. All representations and
           ------------------------------------------
warranties made herein shall survive the making of the Loan, and shall be deemed remade and redated as of the date of each request for an advance or readvance of any Loan proceeds, unless the Borrower is unable to remake and/or redate any such representation or warranty, discloses the same to the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.

                                    ARTICLE 6
                     AFFIRMATIVE COVENANTS OF THE BORROWERS

     So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Lenders that:

     6.1. Payment of Loan Obligations. Each Borrower will duly and punctually
          ---------------------------
pay all sums to be paid to the Lenders and the Agents in accordance with the terms and conditions of the Loan Documents, and will comply with, perform and observe all of the terms thereof.

     6.2. Payment of Taxes. Each Borrower will promptly pay and discharge when
          ----------------
due all federal, state and other governmental taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that the non-payment thereof will not result in the execution of any tax lien or otherwise jeopardize the Administrative Agent's or the Lenders' interest in any part of the Collateral.

     6.3. Delivery of Financial and Other Statements. The Borrowers shall
          ------------------------------------------
deliver to the Administrative Agent and the Lenders financial and other statements, each of which shall, unless otherwise expressly provided to the contrary, be prepared in accordance with GAAP consistently applied, as follows:

          (a) on or before the one hundred twentieth (120th) day following the close of each fiscal year, the Borrowers will submit to the Administrative Agent and the Lenders (i) annual audited and unqualified consolidated financial statements, which shall be accompanied by consolidating schedules and management letters (if issued) and certified by a nationally recognized independent certified public accountant, and (ii) an annual budget for the then current year, in form reasonably satisfactory to the Administrative Agent, certified by the Borrowers' Chief Financial Officer or another duly authorized executive officer of the Borrowers;

          (b) on or before the forty-fifth (45th) day following the close of each calendar quarter, the Borrowers will submit to the Administrative Agent and the Lenders (i) a consolidated and consolidating balance sheet, income statement and statement of stockholders' equity, reporting the Borrowers' current financial position and the results of their operations for the quarter then ended and year-to-date, (ii) internally prepared statements of cash flow and contract/status backlog reports, (iii) a Quarterly Covenant Compliance/Non-Default Certificate in the form of Exhibit 5 hereto, and (iv) a
                                                  ---------
statement detailing (A) the Borrowers' availability under the "basket limitations" set forth in Section 7.8 of this Agreement, and (B) the Dollar Equivalent Amount of outstanding and unpaid Loan proceeds to ARL and Vobix, each of which shall be in form reasonably satisfactory to the Administrative Agent and certified by the Borrowers' Chief Financial Officer or another duly authorized executive officer of the Borrowers;

          (c) on or before the twenty-fifth (25th) day following the close of each calendar month, the Borrowers will submit to the Administrative Agent and the Lenders a Borrowing Base/Non-Default Certificate in the form of Exhibit 4
                                                                    ---------
hereto, accompanied by detailed current aged billed and unbilled accounts receivable reports, each of which shall be certified by an authorized executive officer of the Borrowers;

          (d) within five (5) days of issuance, distribution or filing, as applicable, the Borrowers will submit to the Administrative Agent and the Lenders copies of all public filings, disclosure statements and/or registration statements which any Borrower issues to, distributes to or files with the Securities and Exchange Commission or any state agency or department regulating securities (or any other person or entity, pursuant to the rules and/or regulations of the Securities and Exchange Commission or any state agency or department regulating securities); and

          (e) promptly upon the request of the Administrative Agent or any Lender, the Borrowers will provide to the Administrative Agent and the Lenders such other information and/or reports relating to each Borrower's business, operations, properties or prospects as the Administrative Agent or Lenders may from time to time reasonably request.

     6.4. Maintenance of Records; Review by the Lenders. Each Borrower will
          ---------------------------------------------
maintain at all times proper books of record and account in accordance with GAAP, consistently applied, and, subject to any confidentiality and secrecy requirements imposed by any Government agency, will permit the Lenders' officers or any of the Lenders' authorized representatives or accountants to visit and inspect each Borrower's offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of the Parent Company, all at such reasonable times during normal business hours, and as often as the Lenders may desire.

     6.5. Maintenance of Insurance Coverage. Each Borrower will maintain in
          ---------------------------------
effect fire and extended coverage insurance, public liability insurance, worker's compensation insurance and insurance on the Collateral and each of its properties, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Administrative Agent, and will furnish to the Administrative Agent certificates evidencing such continuing insurance. The Administrative Agent, for the benefit of the Lenders, shall be named as loss payee on all hazard and casualty insurance policies by means of a standard noncontributory mortgagee clause and as an additional insured on all liability insurance policies. All insurance policies shall also provide for (i) not less than thirty (30) days written notice to the Administrative Agent prior to expiration, cancellation or material change; and (ii) waiver of subrogation. The Lenders acknowledge that the insurance maintained by the Borrowers as of the date of this Agreement, as evidenced by the certificates of insurance delivered to the Lenders for the period from March 3, 2001 (May 1, 2001 with respect to property coverage) through March 3, 2002 (May 1, 2002 with respect to property coverage), satisfies the requirements of this Section 6.5 as of the date of this Agreement.


     6.6. Maintenance of Property/Collateral; Performance of Contracts. Each
          ------------------------------------------------------------
Borrower will at all times maintain the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Administrative Agent's officers or authorized representatives to visit and inspect the Collateral and each Borrower's tangible property at such reasonable times during normal business hours, as and when the Administrative Agent deems necessary or appropriate; provided, however, that the Administrative Agent's review of any and all "classified contracts" shall be subject to compliance with Applicable Laws. Each Borrower shall perform all obligations under all material contracts to which it is a party (including, without limitation, all obligations as contractor under any Material Contract), including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply in all material respects with all laws, rules and regulations governing the execution, delivery and performance thereof.

     6.7. Maintenance of Corporate Existence. Each Borrower will maintain its
          ----------------------------------
corporate existence and will provide the Administrative Agent with evidence of the same from time to time upon the Administrative Agent's request.

     6.8. Maintenance of Certain Accounts with the Administrative Agent. Each
          -------------------------------------------------------------
Borrower will maintain its primary operating accounts, including all primary depository accounts (time and demand), disbursement accounts and collection accounts with the Administrative Agent.

     6.9. Maintenance of Management. The Borrowers will notify the
          -------------------------
Administrative Agent and the Lenders in writing of the change of any corporate officer or director of the Parent Company, within ten (10) days of the date of any such change.

     6.10. Disclosure of Defaults, Etc.
           ---------------------------

           (a) Promptly upon the occurrence thereof, each Borrower will provide the Administrative Agent and the Lenders with written notice of any Event of Default, or any act, event or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the

Administrative Agent and the Lenders in writing of any condition, act, event or occurrence which comes to such Borrower's attention that would or could reasonably be expected to prejudice the Administrative Agent's or any Lender's rights in connection with any Material Contract, the Collateral, this Agreement, any Note or any other Loan Document, including, without limitation, the details of any pending or threatened suspension, debarment or other governmental action or proceeding, any material pending or threatened litigation, and any other legal or administrative proceeding or investigation pending or threatened against any Borrower, including the entry of any judgment in excess of the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or lien (other than a Permitted Lien) against any Borrower, its assets or property.

           (b) If, at any time after the Closing Date, any Borrower shall receive any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by the Government or by any person or entity acting for or on behalf of the Government with respect to, or in any manner related to, Items 1 or 3 set forth in Schedule 5.9 hereto, such Borrower shall deliver a
                          ------------
true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Administrative Agent, the Administrative Agent's counsel and each Lender within one (1) Business Day of such Borrower's receipt thereof. Furthermore, if any Borrower shall issue, give or deliver to the Government or any person or entity acting for or on behalf of the Government any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, Items 1 or 3 set forth in Schedule 5.9 hereto,
                                                           ------------
such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Administrative Agent, the Administrative Agent's counsel and each Lender concurrent with the Borrower's issuance or delivery thereof to the Government. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Administrative Agent, the Administrative Agent's counsel and each Lender pursuant to this Section 6.10 contains any information deemed "classified" by the Government and/or the dissemination of any such information to the Administrative Agent, the Administrative Agent's counsel and each Lender would result in the Borrowers violating any Applicable Law, then the Borrowers shall deliver to the Administrative Agent, the Administrative Agent's counsel and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more than) detail as can be included therein without violating any Applicable Law.

     6.11. Security Perfection; Assignment of Claims Act; Payment of Costs. The
           ---------------------------------------------------------------
Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Administrative Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Administrative Agent or Lenders pursuant hereto or pursuant to any other Loan Document. On or before the date which is ninety (90) days from the date of any Government Contract hereafter entered into by one or more Borrowers, such Borrower(s) shall execute all documents necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the "Government Contract Assignments") in connection with each such Government Contract; it being understood and agreed, however, that no Government Contract Assignment is being required for any Government Contract (a) which has a remaining value of less than Five Million and No/100 Dollars ($5,000,000.00), (b) which has a term of less than six (6) months, or

(c) pursuant to which a Borrower is not a/the prime contractor thereof. All Government Contract Assignments shall be held in escrow pursuant to the Escrow Agreement attached as Exhibit 8 hereto, as the same may be amended from time to time. All costs and expenses incurred in connection with the escrow of the Government Contract Assignments shall be borne solely by the Borrowers. Additionally, the Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders' income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

        6.12. Defense of Title to Collateral. The Borrowers will at all times
              ------------------------------
defend the Lenders', the Administrative Agent's and Borrowers' rights in the Collateral, subject to the Permitted Liens, against all persons and all claims and demands whatsoever, and will, upon request of the Administrative Agent (i) furnish such further assurances of title as may be required by the Administrative Agent, and (ii) do any other acts necessary to effectuate the purposes and provisions of this Agreement, or as required by law or otherwise in order to perfect, preserve, maintain or continue the interests of the Administrative Agent and Lenders in the Collateral.


        6.13. Compliance with Law. Each Borrower will conduct its businesses and
              -------------------
operations in compliance in all material respects with (i) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders and judgments.

        6.14. Other Collateral Covenants.
              --------------------------

              (a) The Borrowers will, at their own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such lists, descriptions and designations of Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments, and take such further steps relating to the Collateral and other property or rights covered by the interests hereby granted which the Administrative Agent deems reasonably appropriate or advisable to perfect, preserve or protect its ownership and security interests in the Collateral.

              (b) Unless waived in writing by the Administrative Agent, the Borrowers shall obtain authenticated control letters from each issuer of uncertificated securities, securities intermediary or commodities intermediary issuing or holding any financial assets or commodities to or for any of the Borrowers.

              (c) Following the occurrence of an Event of Default, if any Borrower is or becomes the beneficiary of a letter of credit, such Borrower shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify the Administrative Agent thereof and, following the Administrative Agent's request, enter into a tri-party agreement with the Administrative Agent and the issuer and/or confirmation bank with respect to all Letter of Credit Rights in connection with such letter of credit, assigning such Letter of Credit Rights to the Administrative Agent and directing all payments thereunder to an account designated by the Administrative Agent, which tri-party agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

         (d) The Borrowers shall take all steps necessary to grant the Administrative Agent control of all electronic chattel paper in accordance with the UCC and all "transferable records" as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

         (e) The Borrowers hereby irrevocably authorize the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (A) describe Collateral (I) as all assets of the Borrowers or words of similar effect (other than assets expressly excluded from the description of Collateral herein), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code in such jurisdiction, or (II) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (I) whether any Borrower is an organization, the type of organization and any organization identification number issued to such Borrower, and (II) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Administrative Agent promptly upon request. The Borrowers also ratify their authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

         (f) The Borrowers shall promptly, and in any event within two (2) Business Days after the same is acquired by any Borrower, notify the Administrative Agent of any Commercial Tort Claim (as defined in the UCC) acquired by a Borrower and unless otherwise consented to by the Administrative Agent, such Borrower shall enter into a supplement to this Agreement, granting to the Administrative Agent a security interest in such Commercial Tort Claim.

         (g) If any Borrower retains possession of any Chattel Paper or Instruments with the Administrative Agent's consent, such Chattel Paper and Instruments shall be marked with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of Citizens Bank, as Administrative Agent."

         (h) Without limiting the prohibitions on mergers involving the Borrowers contained in this Agreement, no Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the date hereof without the prior written consent of the Administrative Agent.

         (i) Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to such Borrower's rights under Section 9-509(d)(2) of the UCC.

         6.15. Financial Covenants of the Borrowers. So long as any Obligation
               ------------------------------------
remains outstanding or this Agreement remains in effect, the Borrowers will comply with each of the financial covenants set forth below.

               (a) Net Worth. The Borrowers will at all times maintain on a
                   ---------
consolidated basis Net Worth of not less than the sum of ninety-five percent (95%) of the Borrowers' Net Worth, determined as of September 30, 2001, plus seventy-five percent (75%) of net income arising after September 30, 2001 (not to be reduced for consolidated losses), plus ninety percent (90%) of equity issuances. For purposes of this Agreement, "Net Worth" shall mean shareholders' equity (other than minority shareholder interests), as determined in accordance with GAAP.

               (b) Fixed Charge Coverage Ratio. The Borrowers will maintain on a
                   ---------------------------
consolidated basis for each quarter, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00. For purposes of the foregoing, "Fixed Charge Coverage Ratio" shall mean the Borrowers ` EBITDA, plus real property rent expense, minus cash
                                   ----                             -----
taxes paid, minus capital expenditures (excluding capitalized software), divided
            -----                                                        -------
by the Borrower's real property rent expense, plus interest expense, plus
--                                            ----                   ----
required principal payments on debt and capital leases. The Fixed Charge Coverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

               (c) Total Debt to EBITDA Ratio. The Borrowers will maintain on a
                   --------------------------
consolidated basis for each quarter ending during the periods specified below, a Total Debt to EBITDA ratio of not more than the following:

                                                         Required Total Debt
                                                         ------------------
                              Period                      to EBITDA Ratio
                              ------                      ---------------

                   From the date of this Agreement
                   through December 31, 2001                 3.25 to 1.0

                   From January 1, 2002 through
                   December 31, 2002                         3.00 to 1.0

                   From January 1, 2003 through the
                   Maturity Date                             2.75 to 1.0


     For purposes of the foregoing, "Total Debt" shall have the meaning attributed to such term in the "Certain Definitions" section of this Agreement. The Total Debt to EBITDA ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

               (d) EBITDA to Interest Expense Ratio. The Borrowers will maintain
                   --------------------------------
on a consolidated basis for each quarter, an EBITDA to Interest Expense ratio of not less than 2.50 to

1.00. The Ratio of EBITDA to Interest Expense shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

           (e) Capital Expenditures. The Borrowers shall not, on a consolidated
               --------------------
basis, make or incur any capital expenditures in excess of the Dollar Equivalent Amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), in the aggregate, during any twelve (12) month period. For purposes hereof, capital expenditures shall include, but not be limited to, leasehold improvements and capitalized software, but shall exclude payments due in connection with the Enterprise Resource Planning Operating Lease.

     The financial covenants referenced above shall be calculated and tested on the basis of twelve (12) month trailing results, and shall include the twelve
(12) month trailing results of any entity acquired with the consent of the Administrative Agent and consolidated into the Borrowers' financial statements within the twelve (12) month period immediately preceding the applicable covenant calculation date; provided that the financial covenant calculations referenced above shall not include nor take into account any of the operating results of Praxa. Unless otherwise defined, all financial terms used in this
Section 6.15 shall have the meanings attributed to such terms in accordance with GAAP.

     6.16. Intentionally Omitted.
           ---------------------

     6.17. Landlord Waivers; Subordination. The Borrowers shall provide landlord
           -------------------------------
waivers to the Administrative Agent with respect to any location at which any Borrower now or hereafter stores, keeps or locates its books and records. The Borrowers shall exercise reasonable efforts to provide landlord waivers to the Administrative Agent prior to any Borrower storing, keeping or locating any other assets and/or inventory of such Borrower on the lessor's/landlord's premises with respect to any location at which any Borrower hereafter stores, keeps or locates such other assets and/or inventory having a value in excess of the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate. These landlord waivers shall subordinate any statutory, contractual or other lien the lessor/landlord may have in any of the Collateral to the lien, operation and effect of the lien being granted to the Administrative Agent pursuant to this Agreement, and shall be in form and substance reasonably acceptable to the Administrative Agent.

     6.18. Substitute Notes. Upon request of the Administrative Agent, each
           ----------------
Borrower shall execute and deliver to the Administrative Agent substitute promissory notes, in form and substance satisfactory to the Administrative Agent in all respects, payable to the order of such person or entity as may be designated by the Administrative Agent; it being understood and agreed, however, that the aggregate principal amount of all outstanding promissory notes shall not exceed the Commitment Amount (plus the Swing Line Commitment Amount) as of the date such substitute note(s) are issued.

     6.19. Interest Rate Contracts. The Borrowers may have in effect, from time
           -----------------------
to time, interest rate protection agreements ("Interest Rate Contracts") reasonably satisfactory to the Administrative Agent. Any such Interest Rate Contract must be purchased from a Lender, an affiliate of a Lender or any financial institution reasonably acceptable to the Administrative Agent. The Borrowers' obligations under any Interest Rate Contract purchased from a Lender or an affiliate of a Lender shall be secured by the Collateral on a pari passu basis. All other Interest Rate Contracts shall be unsecured in all respects. The Borrowers shall determine to their own satisfaction whether each such Interest Rate Contract is sufficient to meet the Borrowers' needs for interest rate protection, and neither the Agents nor any Lender shall have any obligation or liability with respect thereto, nor any obligation to propose, quote or enter into any Interest Rate Contract, unless such Interest Rate Contract shall be on terms and conditions satisfactory to the applicable Lender in all respects.

                                   ARTICLE 7
                       NEGATIVE COVENANTS OF THE BORROWERS

         So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Administrative Agent, the Borrowers will not:

         7.1. Change of Control; Disposition of Assets; Merger.
              ------------------------------------------------

              (a) Permit majority or effective control of any Borrower to be sold, assigned or otherwise transferred, legally or equitably, to any person or entity, except to another Borrower or a Pedersen Entity; provided that such entity, upon its acquisition of majority or effective control of any such Borrower, becomes a "Borrower" hereunder (if not already a Borrower in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral) and pledges all of its assets (of the kind and nature pledged by each Borrower pursuant to the terms and provisions of the Loan Documents) to the Administrative Agent on behalf of the Lenders, pursuant to such documentation as the Lenders deem necessary and appropriate; or

              (b) suffer or permit the issuance of any capital stock of the Borrowers, except for the issuance of Additional Equity Stock, whether pursuant to an employee stock option plan or an employee stock ownership plan, in form and substance reasonably satisfactory to the Administrative Agent (either such plan being referred to herein as an "Approved ESOP"), an employee stock purchase plan, in form and substance reasonably satisfactory to the Administrative Agent (an "Approved ESPP"), a public offering or otherwise; provided that, after giving effect to such issuance, (i) Pedersen shall own and hold stock representing at least fifty-one percent (51%) of the voting rights (and both majority and effective control) of the Parent Company; (ii) stock representing at least fifty-one percent (51%) of the voting rights (and both majority and effective control) of any other Borrower in which Additional Equity Stock is issued shall be owned by the Borrower(s); and (iii) not more than Five Million and No/100 Dollars ($5,000,000.00) in the aggregate of the Additional Equity Stock is redeemable; or

              (c) permit any Borrower to sell, assign, loan, deliver, lease, transfer or otherwise dispose of property or assets (including, without limitation, stock of another Borrower), except for (i) transfers of assets between Borrowers in which the Administrative Agent has a perfected security interest in and to all of their assets constituting Collateral; (ii) the disposition of a Borrower's assets to a Pedersen Entity, provided that such entity, upon its acquisition of such assets, becomes a "Borrower" under this Agreement and the other Loan Documents and pledges all of its assets (of the kind and nature pledged by the Borrowers pursuant to the terms and provisions of the Loan Documents) to the Administrative Agent on behalf of the Lenders pursuant to such documentation as the Lenders deem necessary and appropriate; (iii) dispositions of the assets of the Borrowers listed on Schedule 9.1 hereto; and (iv) the disposition of other
                        ------------
assets in the ordinary course of the Borrowers' business, provided that such dispositions of other assets, in the aggregate, do not exceed the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) during any twelve (12) month period; or permit any Borrower to become a party to any document, instrument or agreement (other than this Agreement) which prohibits such Borrower from assigning, pledging, hypothecating or otherwise encumbering any stock of another Borrower; or

         (d) permit any Borrower or any subsidiary or affiliate of any Borrower to merge or consolidate with any company or enterprise, or acquire or purchase any company or enterprise or acquire or purchase substantially all of the assets of any company or enterprise; it being understood and agreed that mergers between Borrowers shall not require the consent of the Administrative Agent so long as (i) after giving effect to such merger, the Administrative Agent has a perfected security interest in and to the all of the assets of the surviving Borrower constituting Collateral, and (ii) the Borrowers shall have provided not less than twenty (20) days prior written notice to the Administrative Agent and Lenders of any merger or consolidation between Borrowers, except that written notice of the proposed merger between the Parent Company and ManTech International Corporation, a Delaware corporation, may be given within five (5) days after such merger. In the event that the Administrative Agent issues its consent to a hostile acquisition or an acquisition involving the stock or assets of existing customers of any Lender, such consent shall be subject to the Borrowers' agreement to indemnify, defend and hold the Lenders harmless from and against any and all claims, demands, losses, liabilities, damages, costs and expenses of every kind and nature, including without limitation, reasonable attorneys' fees, related to, arising out of or in connection with such acquisition, pursuant to an indemnity agreement satisfactory to the Lenders in all respects. Furthermore, the Borrowers acknowledge and agree that the assets of the company to be acquired or merged will not be included in the calculation of the Maximum Borrowing Base without the Administrative Agent's prior approval.

     7.2. Margin Stocks. Use all or any part of the proceeds of any advance made
          -------------
hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

     7.3. Change of Operations. Change the general character of any Borrower's
          --------------------
business as conducted on the Closing Date, or engage in any type of business not directly related to or compatible with such business as presently and normally conducted.

     7.4. Judgments; Attachments. Suffer or permit any judgment in excess of the
          ----------------------
Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) against any Borrower or any attachment against any Borrower's property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) days, unless enforcement thereof shall be effectively stayed or bonded.

     7.5. Further Assignments; Performance and Modification of Contracts; etc.
          --------------------------------------------------------------------
Except as may be expressly permitted by the Loan Documents (i) make any further assignment, pledge or disposition of the Collateral or any part thereof; (ii) permit any set-off or reduction, delay the timing of any payment under, or otherwise modify any Material Contract, if such set-off, reduction, delay or modification would give rise to a Borrowing Base Deficiency or otherwise adversely affect any Borrower in any material respect; (iii) create, incur or permit to exist any lien or encumbrance on any real property now or hereafter owned by any Borrower; or (iv) do or permit to be done anything to impair the Administrative Agent's security interest in any Collateral or the payments due to any Borrower thereunder; it being understood that reasonable and customary compromises and settlements with Account Debtors in the ordinary course of the Borrower's business will not constitute a violation of this covenant.

     7.6. Affect Rights of the Administrative Agent or Lenders. At any time do
          ----------------------------------------------------
or perform any act or permit any act to be performed which would or reasonably could materially adversely affect the interests or rights of the Administrative Agent or Lenders under any Loan Document.

     7.7. Indebtedness; Granting of Security Interests.
          --------------------------------------------

          (a) Suffer or permit any Borrower to incur any indebtedness, whether direct or indirect, except for:

               (i) trade debt and operating leases incurred in the ordinary course of business;

               (ii)  indebtedness outstanding on the date hereof and listed on
Schedule 7.7(a) hereto;
---------------

               (iii) inter-company indebtedness (including inter-company guarantees) by and among the Borrowers in which the Administrative Agent has a perfected security interest in and to all of their assets constituting Collateral;

               (iv) performance bonds issued on behalf of the Borrowers in the ordinary course of business, and performance guarantees issued by any Borrower for the benefit of another Borrower;

               (v)   indebtedness secured by liens listed on Schedule 7.7(c)
                                                             --------------
hereto, or other indebtedness secured by Permitted Liens;

               (vi) debt incurred to finance the redemption of not more than One Million Five Hundred Thousand Dollars ($1,500,000) of the Borrowers Redeemable Common B Stock, on terms and conditions acceptable to the Lenders in all respects;

               (vii) subject to the terms and provisions set forth in the letter agreement dated January 7, 1998 attached as Exhibit 11 hereto, subordinated debt
                                            ----------
(the "First Source Debt") owing to First Source Financial LLP in a principal amount not to exceed Eight Million and No/100 Dollars ($8,000,000.00); it being expressly understood and agreed that (a) the terms of such letter agreement shall be applicable to the Facilities being made available to the Borrowers pursuant to this Agreement and be for the benefit of the Lenders in connection with the Facilities (although such letter agreement was originally executed in connection with, and for the benefit of, a previous senior credit facility), and (b) in the event of any inconsistency between the letter agreement and this Agreement, the terms and provisions set forth in this Agreement shall control;

                (viii) other subordinated debt expressly subordinated to the Loan on terms and conditions acceptable to the Lenders, provided that, upon request of the Administrative Agent, the subordinate lender executes a subordination agreement satisfactory to the Administrative Agent in all respects;

                (ix) unfunded retirement plan liabilities of the senior employee retirement plans of the Parent Company and NSI;

                (x) indebtedness incurred pursuant to interest rate contracts entered into by the Borrowers in accordance with Section 6.19 of this
 Agreement;

                (xi) indebtedness incurred by ARL in the United Kingdom, provided that such indebtedness is unsecured, used solely for working capital purposes and does not, at any time, exceed the Dollar Equivalent Amount of One Million and No/100 Dollars ($1,000,000.00);

                (xii) indebtedness incurred to finance (by purchase or lease) equipment constituting capital expenditures, provided that such indebtedness does not violate any other covenant set forth in this Agreement; and

                (xiii) other guarantees expressly permitted by the terms of this Agreement.

          (b) mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any Borrower (except for Permitted Liens and other liens, security interests or encumbrances expressly permitted herein); or

          (c) enter into any agreement or understanding with any person or entity pursuant to which any Borrower agrees to be bound by a covenant not to encumber all or any part of the property or assets of such Borrower, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and provisions of this Agreement.

     Each Borrower hereby agrees that, upon request of the Administrative Agent, the Borrower shall provide to the Administrative Agent such documents, instruments and/or agreements evidencing, arising from or related to any and all performance guarantees executed by any Borrower.

     7.8.   Dividends; Loans; Advances; Investments and Similar Events.
            ----------------------------------------------------------

            (a) Declare or pay any dividend on any Borrower's capital stock of any class, alter or amend any Borrower's capital structure, purchase, redeem or otherwise retire any shares of any Borrower's capital stock (other than pursuant to an Approved ESOP or an Approved ESPP), voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness, or make any distributions in cash or assets to any Borrower's shareholders or any Borrower's affiliate; it being understood and agreed, however, that so long as (i) no Event of Default shall have occurred, and no act, event or condition shall have occurred which with notice or the lapse of time, or both, shall constitute an Event of Default; and (ii) the dividends, distributions and payments authorized below cannot reasonably be expected to cause any Borrower to be unable to satisfy the financial covenants set forth in Section 6.15 of this Agreement, the Borrowers shall be entitled to:

               (i) pay dividends on the Parent Company's Redeemable Common B Stock, provided that the dividend rate and aggregate amount of Common B Stock dividends do not exceed the rates and amounts permitted by the Borrowers' Certificate of Incorporation, as in effect on the date hereof;

               (ii) redeem the Parent Company's Redeemable Common B Stock in connection with 401(k) transactions;

               (iii) purchase or redeem stock in subsidiaries of the Parent Company held by minority shareholders, provided that the aggregate purchase price of all such purchases or redemptions does not, at any time, exceed Two Million and No/100 Dollars ($2,000,000.00) throughout the term of the Loan; and

               (iv) pay dividends on any Borrower's capital stock (other than the Parent Company, as provided above); provided that (A) if the dividends are payable solely to another Borrower, there shall be no limitation on the amount paid, and (B) if the dividends are payable to both a Borrower and non-Borrower, the amount of any and all dividends paid shall not exceed Two Hundred Seventy-five Thousand and No/100 Dollars ($275,000.00), in the aggregate, per annum.

            (b) make any loans, salary advances or other payments to (i) any shareholders of any Borrower, unless such shareholder is also a Borrower party to this Agreement in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; (ii) any corporation or other enterprise directly or indirectly owned in whole or in part by any shareholder of any Borrower, unless such corporation or other enterprise is also a Borrower party to this Agreement in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; or (iii) any other person or entity; provided, however, that the Borrowers may make or continue to have outstanding any or all of the following:


               (i) loans or advances to any individual officer, present employee or former employee of any Borrower of not more than Three Hundred Thousand and No/100

Dollars ($300,000.00), provided, that all such loans and advances to officers may not at any time exceed Nine Hundred Thousand and No/100 Dollars ($900,000.00), in the aggregate; it being understood that travel advances made in the ordinary course of business shall not be included in calculating the foregoing computation;

               (ii) loans, advances and/or investments from one Borrower to another Borrower; provided that (A) the aggregate amount of all loans or advances to, or net after tax cash investments in Vobix (including direct borrowings from the Administrative Agent or the Lenders to Vobix) shall not, at any time, exceed Ten Million and No/100 Dollars ($10,000,000.00), in the aggregate; (B) the aggregate amount of all loans or advances to, or net after tax investments in ARL (including direct borrowings from the Administrative Agent or the Lenders to ARL) shall not, at any time, exceed Six Million and No/100 Dollars ($6,000,000.00), in the aggregate; and (C) the Administrative Agent has a perfected security interest in and to all of each Borrower's assets constituting Collateral;

               (iii) loans, advances and/or investments in the amounts which are unpaid or outstanding as of the date hereof and listed on Schedule 7.8(c)
                                                              ---------------
hereto, together with such other loans, advances and/or investments that any Borrower may hereafter make or extend to any non-Borrower (to the extent such loans, advances and/or investments are not otherwise addressed in this Section 7.8); provided that (A) all such loans, advances and investments may not at any time exceed Twelve Million and No/100 Dollars ($12,000,000.00), in the aggregate; (B) the debt or equity security issued in connection therewith shall have been pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to documentation reasonably satisfactory to the Administrative Agent; and (C) with respect to any loan, advance or investment made after the Closing Date, the Borrowers shall have maintained excess availability under Facility A, during the thirty (30) day period immediately preceding the date on which the particular loan, advance and/or investment is made, in an amount not less than Seven Million and No/100 Dollars ($7,000,000.00);

               (iv) trade credit extended to customers of the Borrowers in the ordinary course of business;

               (v)    Ordinary Course Payments;

               (vi) negotiable instruments endorsed for deposit or collection in the ordinary course of business;

               (vii) securities or certificates of deposit with maturities of two (2) years or less; provided that, concurrent with such investment, any and all securities or certificates of deposit (other than those acquired in connection with RABBI trusts and deferred compensation plans) shall have been pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to documentation reasonably satisfactory to the Administrative Agent;

               (viii) with respect to the First Source Debt, (a) regularly scheduled payments thereof (including payment at maturity), except to the extent any such payment shall be prohibited pursuant to the First Source Debt Credit Agreement, and (b) subject to Section 1.5 of this Agreement, the prepayment of the First Source Debt; provided that such prepayment is funded solely from the proceeds of an initial public offering expressly permitted pursuant to Section 7.1(b) of this Agreement; and

               (ix) so long as no Event of Default shall have occurred and be continuing, regularly scheduled payments on any other indebtedness expressly permitted pursuant to Section 7.7 of this Agreement.


     7.9.  Lease Obligations.
           -----------------

           (a) Except as may be expressly permitted by Section 7.7 of this Agreement, enter into any new lease of real or personal property, except in the ordinary course of business; or

           (b) enter into any operating lease (other than a lease for real property) if the aggregate amount of payments due under any and all operating leases of the Borrower(s) shall, at any time, exceed the Dollar Equivalent Amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) during any twelve (12) month period; it being understood and agreed that payments now or hereafter due in connection with the Enterprise Resource Planning Operating Lease shall not be included in the foregoing computation so long as the aggregate amount of such payments does not exceed Eight Million One Hundred Thousand and No/100 Dollars ($8,100,000.00) throughout the term of the Loan.

     7.10. Duty Deferment Bond. Modify or amend, in any respect, the Duty
           -------------------
Deferment Bond, without the prior written consent of the Administrative Agent; it being expressly understood and agreed that the Administrative Agent's consent shall not be required for any change in the amount of the Duty Deferment Bond so long as the Borrowers shall have provided to the Administrative Agent not less than two (2) Business Days' prior written notice of such change, together with a copy of the proposed amended Duty Deferment Bond.

     7.11. Lockbox Deposits. Permit or cause any and all payments required to be
           ----------------
made directly to the Administrative Agent, pursuant to Section 11.2 of this Agreement, to be made or directed to any other person or entity, without the prior approval of the Administrative Agent.

                                    ARTICLE 8
                               COLLATERAL ACCOUNT

     From and after the occurrence of an Event of Default, upon the request of the Administrative Agent, the Borrowers will deposit or cause to be deposited into a collateral account (the "Collateral Account") designated by the Administrative Agent, all checks, drafts, cash and other remittances received by the Borrowers, and shall deposit such items for credit to the Collateral Account within one (1) Business Day of the receipt thereof and in precisely the form received. Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart.

     The Borrowers hereby covenant and agree that the Collateral Account shall secure the Obligations and hereby grants, assigns and transfers to or at the direction of the Administrative Agent, on behalf of the Lenders, a continuing security interest in all of the Borrowers' right, title and interest in and to the Collateral Account, whenever created or established. Subject to the terms of this Agreement or any other Loan Document, from and after the occurrence of an Event of Default, the Administrative Agent may apply funds in the Collateral Account to any of the Obligations, including, without limitation, any principal, interest or other payment(s) not made when due, whether arising under this Loan Agreement and/or any other Loan Document, or any other Obligation of the Borrowers, without notice to the Borrowers, without regard to the origin of the deposits in the account, the beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Administrative Agent, subject to the terms of this Agreement and the other Loan Documents. The Administrative Agent's right to deduct sums due under the Loan Documents from the Borrowers' account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Administrative Agent shall not have any obligation to make any such deductions or any liability whatsoever for any failure to do so.

                                   ARTICLE 9
                              DEFAULT AND REMEDIES

        9.1.    Events of Default.  Any one of the following events shall be
                -----------------
considered an "Event of Default":


                (a) if any Borrower shall fail to pay any principal, interest or other sum owing on any of the Notes or any other Obligation when the same shall become due and payable, whether by reason of acceleration or otherwise;

                (b) if the Borrowers shall exceed the Maximum Borrowing Base and fail, immediately upon the happening of such occurrence, without notice or demand therefor, to make a payment to the Administrative Agent in an amount equal to or greater than the Borrowing Base Deficiency;

                (c) if any Borrower shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any judgment against any Borrower in excess of the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) which is not, to the reasonable satisfaction of the Administrative Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves;

                (d) if any warranty or representation set forth herein or in any other Loan Document made by any Borrower or any other party to any of the Loan Documents shall be misleading or untrue in any material respect when made or remade;

                (e) if there shall be non-compliance with or a breach of any of the Affirmative Covenants or Negative Covenants contained in this Agreement, or any other covenants or agreements of any Borrower or any other person set forth herein, in any of the Notes or in any other Loan Document;

                (f) if (i) without the prior written consent of the Administrative Agent, any Borrower (other than the Borrowers listed on Schedule
                                                                       --------
9.1 hereto) shall be liquidated or
---
dissolved or shall discontinue its business; (ii) a trustee or receiver is appointed for any Borrower or for all or a substantial part of its assets; (iii) any Borrower makes a general assignment for the benefit of creditors; (iv) any Borrower files or is the subject of any insolvency proceeding or petition in bankruptcy, which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) any Borrower (other than the Borrowers listed on
Schedule 5.23 hereto) shall become insolvent or any Borrower shall at any time
-------------
fail generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any Borrower;

               (g) if any Borrower's property or assets, including, without limitation, any deposit accounts, are levied upon, attached or subject to any other enforcement proceeding, which is not fully bonded or stayed;

               (h) the reorganization of any Borrower, without the prior written consent of the Administrative Agent;

               (i) if any obligation of any Borrower for the payment of borrowed money, which involves amounts in excess of the Dollar Equivalent Amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof, whether such obligation is owed to a Lender or any other person;

               (j) if any Borrower is in default under any contract or agreement, financial or otherwise, between such Borrower and any other person or entity, involving amounts in excess of the Dollar Equivalent Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), and the other party thereto commences exercise of its rights and remedies under such contract or agreement as a consequence of such default; and/or

               (k) if the Required Lenders believe there is a material adverse change in the business, assets, properties, condition (financial or otherwise) of the Borrowers, in the aggregate.

          9.2. Remedies. Upon the occurrence of any Event of Default, the
               --------
Administrative Agent, acting on behalf of the Lenders, may exercise any or all of the following remedies:

               (a) Withhold disbursement of all or any part of the Loan proceeds;

               (b) Terminate the Lenders' obligation to make further disbursements of the Loan proceeds;

               (c) Declare all principal, interest and other sums owing on the Obligations to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind; provided, however, that payments of amounts hereunder shall not be accelerated by reason of (i) a default in the payment of any sum due and payable hereunder or pursuant to any other Loan Document (a "Payment Default"), unless such Payment Default remains uncured for five (5) days (with no notice of default being required); and (ii) a default other than a Payment Default (a "Non-Payment Default"), unless such Non-Payment Default remains uncured for fifteen (15) days following notice thereof from the Administrative Agent to the Borrowers. Notwithstanding the foregoing, no notice of a Non-Payment Default shall be required prior to acceleration or prior to the Administrative Agent exercising any other right or remedy under this Agreement or any other Loan Document, if
(i) the Administrative Agent in good faith believes that any such delay would jeopardize the Lenders' security or the Administrative Agent's or Lenders' lien priority or (ii) the default is a violation of Section 6.3(c) of this Agreement;

               (d) Without notice, redirect any and all of the Borrowers' deposits to the Collateral Account;

               (e) Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to any Lender, any and all money, credits, stocks, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of any Lender in any capacity whatsoever, including, without limitation, any deposits with any Lender or any of its affiliates, to the credit of or for the account of any Borrower. The Administrative Agent and Lenders are authorized at any time to charge the Obligations against any Borrower's account(s), without regard to the origin of deposits to the account or beneficial ownership of the funds. Any and all amounts obtained by the Administrative Agent or any Lender pursuant to this subsection (e) shall be shared by all of the Lenders ratably, in accordance with each Lender's Percentage; it being expressly acknowledged and agreed that each Lender, as well as the Administrative Agent, shall be entitled to exercise the rights of set-off provided in this subsection (e) of this Section 9.2;

               (f) Exercise all rights, powers and remedies of a secured party under the UCC and/or any other applicable law(s), including, without limitation, the right to (i) require any Borrower to assemble the Collateral (to the extent that it is movable) and make it available to the Administrative Agent at a place to be designated by the Administrative Agent, and (ii) enter upon any Borrower's premises, peaceably by the Administrative Agent's own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrower hereby agreeing not to resist or interfere with any such action. The Administrative Agent agrees to give the Borrowers written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Borrowers, at least ten (10) days before the time of any such sale or disposition. Each Borrower hereby authorizes and appoints the Administrative Agent and its successors and assigns to (x) sell the Collateral, and (y) declare that each Borrower assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral. Any such sale pursuant to (x) or (y) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the Commonwealth of Virginia or other applicable law; and/or

               (g) Proceed to enforce such other and additional rights and remedies as the Administrative Agent and/or Lenders may have hereunder and/or under any of the other Loan Documents, or as may be provided by applicable law.

         It is expressly understood and agreed that the Lenders and/or the Administrative Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and it is further understood and agreed that the Administrative Agent may proceed against all or any portion of the Collateral in such order and at such times as the Administrative Agent, in its sole discretion, sees fit; and each Borrower hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the Commonwealth of Virginia and/or any other state, district or territory of the United States. Notwithstanding the foregoing delegation of authority by the Lenders to the Administrative Agent, it is agreed that at any time there are two (2) or fewer Lender parties to this Agreement, any Lender may request the Administrative Agent to commence enforcement action against the Borrowers and/or Collateral upon an Event of Default. In this event, if the Administrative Agent fails or refuses to take enforcement action upon the request of a Lender, such Lender may itself commence appropriate enforcement action. Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Administrative Agent, without notice to or demand upon the Borrowers (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower's account, and any monies expended in so doing shall be chargeable to the Borrowers with interest, at the highest rate of interest payable under Notes, plus two percent (2%), and added to the indebtedness secured by the Collateral.

         All sums paid or advanced by the Administrative Agent in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, reasonable attorneys' fees and expenses (and fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral. The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Administrative Agent, in its discretion, shall deem necessary or desirable to assure or further assure to the Lenders and/or the Administrative Agent their respective interests in the Collateral.

                                   ARTICLE 10
                               THE AGENTS; AGENCY

         10.1. Appointment. Each Lender hereby affirms its irrevocable
               -----------
appointment of Citizens Bank to act as Administrative Agent and PNC to act as Documentation Agent for each such Lender pursuant to the provisions of this Agreement and the other Loan Documents, and affirms its irrevocable authorization given to the Agents to take such action, and exercise such powers and perform such duties as are expressly delegated to or required of the Agents by the terms hereof or thereof, or are reasonably incidental thereto, including without limitation, executing documents on behalf of the Lenders, as agent. Citizens Bank affirms its agreement to act as Administrative Agent and PNC affirms its agreement to act as Documentation Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to their right to resign as provided in Section 10.10. Each Lender agrees that the rights and remedies granted to the Agents under this Agreement and the other Loan Documents shall be exercised exclusively by the Agents, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

     10.2. General Nature of Agents' Duties. Notwithstanding anything to the
           --------------------------------
contrary elsewhere in this Agreement or any other Loan Document:

           (a) The Agents shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agents shall be read into this Agreement or any other Loan Document or shall otherwise exist.

           (b) The duties and responsibilities of the Agents under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agents shall not have a fiduciary relationship in respect of any Lender, except with respect to funds or collateral any Agent receives on behalf of any Lender.

           (c) Each Agent is and shall be solely the agent of the Lenders. Each Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other person (except only for its relationship as agent for, its express duties and responsibilities as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents).

           (d) Neither Agent shall be under any obligation to take any action hereunder or under any other Loan Document if such Agent believes in good faith that taking such action may conflict with any Applicable Laws, or any provision of this Agreement or any other Loan Document, or may require the such Agent to qualify to do business in any jurisdiction where it is not then so qualified.

     10.3. Exercise of Powers.
           ------------------

           (a) The Agents shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within each Agent's rights, powers or discretion, as it determines in its sole discretion, except as provided in subsection (b) below, and except as provided in any other Loan Document which expressly requires the direction or consent of (i) the Required Lenders; or (ii) all of the Lenders, in either of which circumstances such Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction or consent shall be binding on all of the Lenders.

           (b) The Administrative Agent shall not in any material respect amend, modify, grant consents or waive any term or provision of this Agreement or any other Loan Document without the consent or approval of the Required Lenders, or declare an Event of Default, provide formal written notice of default to any Borrower or exercise any rights or remedies against any Borrower without the prior consent of the Required Lenders. Each Lender agrees that its decision to consent to or reject any request by the Administrative Agent for permission to declare an Event of Default, provide formal notice thereof to any Borrower and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request, but in all events within five (5) Business Days of the receipt of such information; it being understood and agreed that, unless otherwise provided herein, the Administrative Agent shall exercise any and all rights and responsibilities on behalf of the Lenders in connection with an Event of Default. Additionally, only with the consent or approval of all of the Lenders, the Administrative Agent may (a) extend the final maturity of the Loan or any Note, reduce the interest rate payable on or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loan, or issue Letters of Credit (i) having an expiration date beyond the Maturity Date, except as otherwise expressly provided in this Agreement, or (ii) causing the aggregate outstanding amount of all such Letters of Credit issued to exceed Ten Million Dollars ($10,000,000); (b) change the Percentage of the Commitment Amount of any Lender, (c) release all or a substantial portion of the Collateral, except in accordance with the provisions of any applicable Loan Document, (d) amend the definition of the Required Lenders or expand the definitions of Eligible Billed Government Accounts Receivable, Eligible Billed Commercial Accounts Receivable and/or Eligible Unbilled Government Accounts Receivable, (e) consent to the assignment or transfer by any Borrower of any of its rights or obligations hereunder, (f) amend, modify or waive any provisions of this Section 10.3, (g) change the manner of application by the Administrative Agent of payments made under the Loan Documents, or (h) change the method of calculation used in connection with the computation of interest, commissions or fees. Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

         10.4. General Exculpatory Provisions. Notwithstanding anything to the
               ------------------------------
contrary elsewhere in this Agreement or any other Loan Document:

               (a) Neither Agent, in its capacity as Agent (but not as a Lender), shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

               (b) Neither Agent shall be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of any Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents, or otherwise from time to time, or (v) caring for, protecting, insuring or paying any taxes, charges or assessments with respect to any Collateral.

               (c) Neither Agent shall be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of any Borrower, or
(iii) except to the extent as may be set forth in Article 9 hereof, the existence of any Event of Default.

           (d) Neither Agent shall be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender.

     10.5. Administration by the Agent.
           ---------------------------

           (a) Each Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and neither Agent shall have any duty to verify the identity or authority of any person giving such notice or other communication.

           (b) Each Agent may consult with legal counsel (including in-house counsel for such Agent), independent public accountants and any other experts selected by such Agent from time to time, and neither Agent shall be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

           (c) Each Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to such Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever either Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or any Lender, such matter may be established by a certificate of such Borrower or such Lender, as the case may be, and such Agent may conclusively rely upon such certificate.

           (d) Each Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind and nature which may be imposed on, incurred by or asserted against such Agent by reason of taking or continuing to take any such action; provided that no Lender shall be obligated to indemnify such Agent for any portion of such amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting solely from the gross negligence or willful misconduct of such Agent, as finally determined by a court of competent jurisdiction.

           (e) Each Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

              (f) Neither Agent shall be deemed to have any knowledge or notice of the occurrence of any Event of Default (other than a default in the payment of regularly scheduled principal or interest), unless such Agent has received from a Lender or a Borrower a written notice referring to this Agreement, describing the Event of Default, and stating that such notice is a "notice of default". If either Agent receives such a notice, such Agent shall give prompt notice thereof to each Lender.

              (g) The Administrative Agent shall provide three (3) Business Days prior notice to the Lenders of any field audit scheduled to be performed by the Administrative Agent pursuant to Section 1.6 of this Agreement. The Lenders shall be entitled to (i) receive copies of field audits performed by the Administrative Agent, and (ii) accompany the Administrative Agent to any field audit, provided that the Administrative Agent may, in its discretion, limit the number of Lenders attending any such field audit.

         10.6. Lenders Not Relying on Agent or Other Lenders. Each Lender
               ---------------------------------------------
acknowledges as follows:

               (a) Neither Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by either Agent or any other Lender shall be deemed to constitute any representation or warranty by such Agent or such other Lender to it.

               (b) It has, independently and without reliance upon either Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents.

               (c) It will, independently and without reliance upon either Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

         10.7. Indemnification. Each Lender agrees to reimburse and indemnify
               ---------------
each Agent and each Agent's directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender's Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel for each Agent or such other person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not either Agent or such other person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Agent or such other person as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to
                          --------
indemnify such Agent or such other person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the person seeking indemnity, as finally determined by a court of competent jurisdiction.

         10.8.  Agent in its Individual Capacity; Agents' Commitment.
                ----------------------------------------------------

                (a) With respect to their commitments and the Obligations owing to them, Citizens Bank and PNC shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though they were not the Agents. The terms "Lender," "holders of Notes" and like terms shall include Citizens Bank and PNC in their individual capacities. Citizens Bank and PNC and their respective affiliates may, without liability to account for, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with any Borrower and any stockholder, subsidiary or affiliate of any Borrower, as though Citizens Bank and PNC were not the Agents hereunder.

                (b) The Administrative Agent hereby agrees that it shall at all times maintain, at a minimum, the lesser of (the "Agent's Commitment"):

                        (i) a Ten Million and No/100 Dollar ($10,000,000.00) interest in the aggregate Commitment Amount; or

                        (ii) a Percentage of the Commitment Amount that is at least equal to ten percent (10%).

In the event the Administrative Agent fails to maintain the Agent's Commitment, the Administrative Agent agrees to resign as the Administrative Agent hereunder, if requested by the Borrowers, pursuant to Section 10.10 of this Agreement; it being expressly acknowledged and agreed that the Borrowers shall be third party beneficiaries of the Agent's Commitment requirement set forth in this Section 10.8(b).

         10.9.  Holders of Notes. The Administrative Agent may deem and treat
                ----------------
any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until written notice evidencing such transfer shall have been filed with the Administrative Agent. Any authority, direction or consent of any person who at the time of giving such authority, direction or consent was a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

         10.10. Successor Agent. Either Agent may resign at any time by giving
                ---------------
thirty (30) days prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor Agent (and such appointees acceptance of appointment) as below provided in this Section 10.10. Additionally, either Agent may be removed for cause by all of the Lenders (other than such Agent, if such Agent is then a Lender), or the Borrowers may request an Agent's resignation pursuant to Section 10.8(b), if removal or resignation, as applicable, is requested in writing (which wording must specifically identify the "cause" for removal), and ten (10) days' prior written notice of removal or resignation is provided to such Agent and Borrowers (or Lenders, if applicable). Upon any such resignation or removal, the Lenders shall appoint the other Agent as the successor Documentation Agent or Administrative Agent, as the case may be. All references to the "Agents" in the Loan Documents shall be deemed to mean the person(s) acting as the Documentation Agent and Administrative Agent, and it is understood that it is possible that the same person may be acting in both capacities. If such other Agent fails or refuses to accept such appointment within thirty (30) days after such notice of resignation or removal, then the retiring Agent shall, on behalf of the Lenders, immediately appoint, as its successor, another Lender; provided that such Lender is a commercial bank or trust company organized under the laws of the United States of America or any State thereof and has a combined capital and surplus of at least One Billion and No/100 Dollars ($1,000,000,000.00). In such event, the Agent's resignation or removal shall not be effective until the successor Agent shall have accepted its appointment. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall continue to be binding on and inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If for any reason, at any time, there is no Administrative Agent hereunder, then during such period, the Required Lenders shall have the right to exercise the Administrative Agent's rights and perform its duties hereunder, except that (i) all notices or other communications required or permitted to be given to the Administrative Agent shall be given to each Lender, and (ii) all payments to be made to the Administrative Agent shall be made directly to the Borrowers or the Lender for whose account such payment is made.

     10.11. Additional Agents. If the Administrative Agent shall from time to
            -----------------
time deem it necessary or advisable to engage other agents for its own protection in the performance of its duties hereunder or in the interests of the Lenders, then the Administrative Agent and Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Administrative Agent, to constitute another commercial bank or trust company, or one or more other persons approved by the Administrative Agent, to act as co-Agent or a separate agent with respect to any part of the Collateral, with such powers as may be provided in such supplemental agreement, and with the power to vest in such bank, trust company or other person (as such co-Agent or separate agent, as the case may be), any properties, rights, powers, privileges and duties of the Administrative Agent under this Agreement or any other Loan Document.

     10.12. Calculations. Neither Agent shall be liable for any calculation,
            ------------
apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Rate, or, if the amount due was not paid by any Borrower, to recover such amount from such Borrower, with interest thereon at the rate provided in the applicable Note.

         10.13. Funding by the Administrative Agent.
                -----------------------------------

                (a) Except as otherwise provided in this Agreement, the Administrative Agent alone shall be entitled to make all advances in connection with the Loan and shall receive all payments and other receipts relating to the Loan; it being understood, however, that the Administrative Agent has reserved the right not to advance any amounts to the Borrowers which the Administrative Agent has not received from the Lenders. The Administrative Agent will notify each Lender of the date and amount of any requested advance, and if such notification is received by 1:00 p.m. Washington, D.C. time on any given Business Day, the Lenders shall provide the required funds to the Administrative Agent no later than the close of business on such Business Day. Once per week, or within such shorter time frame as may be requested by the Administrative Agent, the Administrative Agent and each Lender shall pay to each other such amounts (the "Equalization Payments") as may be necessary to cause each Lender to own its applicable Percentage of the Loan and otherwise implement the terms and provisions of this Agreement; it being understood that each Lender shall be entitled to receive interest on amounts advanced by it only from the date of such Lender's advance of funds. The obligation of the Administrative Agent and each Lender to make Equalization Payments shall not be affected by a bankruptcy filing by any Borrower, the occurrence of any Event of Default or any other act, occurrence or event whatsoever, whether the same occurs, before, on or after the date on which an Equalization Payment is required to be made. All Equalization Payments shall be made by 1:00 p.m. Washington, D.C. time on the date such payment is required.

                (b) Unless the Administrative Agent shall have been notified in writing by any Lender no later than the close of business on the Business Day before the Business Day on which an advance requested by the Borrowers is to be made, that such Lender will not make its ratable share of such advance, the Administrative Agent may assume that such Lender will make its ratable share of the advance, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment to the Administrative Agent when required, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall arrange for the repayment of such amount to the Administrative Agent), together with interest for the Administrative Agent's own account for each day from and including the date of the Administrative Agent's payment, to and including the date of repayment to the Administrative Agent (before and after judgment). Interest (a) if paid by such Lender (i) for each day from and including the date of the Administrative Agent's payment to and including the second Business Day thereafter, shall accrue at the Federal Funds Rate for such day, and (ii) for each day thereafter, shall accrue at the rate or rates per annum payable under the Notes; and (b) if paid by the Borrowers, shall accrue at the rate or rates per annum payable under the Notes. All payments to the Administrative Agent under this Section shall be made to the Administrative Agent at its office set forth in the preamble of this Agreement (or as otherwise directed by the Administrative Agent), in dollars, in immediately available funds, without set-off, withholding, counterclaim or other deduction of any nature.

                (c) All borrowings under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages (except to the extent advanced (i) as a Swing

Line Loan, or (ii) by the Administrative Agent on behalf of any Lender as provided in subsection (a) or (b) above). It is understood that no Lender shall be responsible for any other Lender's failure to meet its obligation to make advances hereunder, and that each Lender shall be obligated to make advances required to be made by it hereunder regardless of the failure of any other Lender to make its advances hereunder.

            (d) Each payment and prepayment received by the Administrative Agent for the account of the Lenders shall be distributed first to the Swing Line Lender for application to any Swing Line Outstandings, and then to each Lender entitled to share in such payment, ratably in accordance with each Lender's Percentage. Notwithstanding the provisions of Section 9.2(d) of this Agreement, any Lender who has failed to fund its Percentage of any advance under the Loan shall not be entitled to share in any such payment(s) until such time as the funding deficiency caused thereby, together with interest thereon (as provided in subsection (b) above), has been paid to the Administrative Agent in accordance with the terms and conditions of this Agreement. Payments from the Administrative Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Administrative Agent by the Lenders from time to time. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full on such date and the Administrative Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

            (e) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender's Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lender(s); provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment, to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 10.13(e), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     10.14. Benefit of Article. The provisions of this Article 10 are solely for
            ------------------
the benefit of the Agents and Lenders. Except as provided in Section 10.8(b) of this Agreement, no Borrower shall have any rights under any of the provisions of this Article 10; it being understood that the provisions of this Article 10 are not in limitation of any right, power, duty, obligation or liability which the Agents would have to or against any Borrower.

                                   ARTICLE 11
                          CERTAIN ADDITIONAL RIGHTS AND
                      OBLIGATIONS REGARDING THE COLLATERAL

     11.1. Power of Attorney. Each Borrower hereby reaffirms its irrevocable
           -----------------
appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower), but only after the occurrence of an Event of Default which remains uncured beyond any applicable notice and grace period, to (i) notify account debtors obligated on any of the Receivables to make payments thereon directly to the lockbox referenced in Section 11.2 of this Agreement, and to take control of the cash and non-cash proceeds of any such Receivables; (ii) compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Administrative Agent may deem advisable; (iii) release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower's interest in all or any part of the Collateral; (iv) remove from any Borrower's place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral, or without cost or expense to the Administrative Agent, make such use of any Borrower's place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral; (v) repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Account Debtor; (vi) demand, collect receipt for and give renewals, extensions, discharges and releases of all or any part of the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (viii) settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; and (ix) receive and open all mail addressed to any Borrower, and notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address as the Administrative Agent may designate; it being understood that the rights granted to the Administrative Agent in this clause (ix), which are operative on the occurrence of an Event of Default, shall not in any way limit or impair the other rights provided to the Administrative Agent and/or Lenders in this Agreement or any other Loan Document, including, without limitation, their rights with respect to the Collateral Account and the below-referenced lockbox. Furthermore, each Borrower hereby reaffirms its irrevocable appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) and regardless of whether an Event of Default has occurred or any act, event or condition which with notice or the lapse of time, or both, would constitute an Event of Default has occurred, to (a) file financing statements and continuation statements covering the Collateral and execute the same on behalf of any Borrower; (b) charge against any banking account of any Borrower any item of payment credited to any Borrower's account which is dishonored by the drawee or maker thereof; and/or (iii) endorse the name of any Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any Account Debtor.

     11.2. Lockbox. Each Borrower hereby authorizes the Administrative Agent to
           -------
receive and collect any amount or amounts due or to become due on account of any Receivables and, at its discretion, to apply the same to the repayment of the Notes, and each Borrower agrees that, as of the date hereof, it has established and shall continually maintain on terms and conditions satisfactory to the Administrative Agent in all respects, one or more lockboxes (and, if required by the Administrative Agent, one or more blocked accounts) for the collection of Receivables. Except as otherwise may be approved by the Administrative Agent in writing, any checks or other remittances received by any Borrower in payment of the Receivables shall be held in trust by each Borrower for the Administrative Agent and Lenders. Each Borrower shall, within thirty (30) days from the date hereof (or within such longer period as may be reasonably required by any Borrower), direct all of its customers (other than certain customers as may be approved by the Administrative Agent) to make payments directly to the Administrative Agent, and/or include on all of its invoices, a direction to its customer to make all payments directly to the Administrative Agent, at:

           ManTech International Corporation
           P.O. Box 7777-W2155
           Philadelphia, Pennsylvania  19175-2155

     11.3. Other Agreements. Except as may otherwise be expressly permitted by
           ----------------
the terms of this Agreement, and without limiting any other restrictions or provisions of this Agreement, each Borrower will (i) on demand, subject to any confidentiality and secrecy requirements imposed by any Government agency, make available in form reasonably acceptable to the Administrative Agent, shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, and each Borrower's copy of any written contract or order from which a sale or lease of inventory, an account, contract right or chattel paper arose; and (ii) when requested, advise the Administrative Agent when an Account Debtor returns or refuses to retain any goods, the sale or lease of which gave rise to an account, contract right or chattel paper, and of any delay in delivery or performance, or claims made in regard to any sale or lease of inventory, account, contract right or chattel paper. Upon reasonable notice, all such records will be available for examination by authorized agents of the Administrative Agent.

     It is expressly understood and agreed, however, that the Administrative Agent shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts which may have been assigned to it or to which it or the Lenders may be entitled hereunder at any time or times.

                                   ARTICLE 12
                                  MISCELLANEOUS

     12.1. Remedies Cumulative. Each right, power and remedy of the Agents or
           -------------------
Lenders provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Agents of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Agents of any or all such other rights, powers or remedies.

     12.2. Waiver. Time is of the essence of this Agreement. No failure or delay
           ------
by the Administrative Agent to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Administrative Agent from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, neither the Lenders nor the Administrative Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

     12.3. Notices. Notices to either party shall be in writing and shall be
           -------
delivered personally or by first-class mail or nationally-recognized overnight delivery service addressed to the parties at the addresses set forth below or otherwise designated in writing:

         If to the Borrowers:   ManTech International Corporation
                                12015 Lee Jackson Highway
                                Fairfax, Virginia 22033
                                Attention: Ms. Tracy A. Wilson

         If to the Lenders:     Citizens Bank of Pennsylvania
                                8521 Leesburg Pike
                                Suite 405
                                Vienna, Virginia 22182
                                Attention: Ms. Maria A. Josephs

                                PNC Bank, National Association
                                One PNC Plaza
                                6th floor
                                249 Fifth Avenue
                                Pittsburgh, Pennsylvania 15222
                                Attention: Ms. Doreen K. Casey

                                Branch Banking and Trust Company of Virginia
                                8200 Greensboro Drive
                                Suite 250
                                McLean, Virginia 22102
                                Attention: Mr. Ronald P. Gudbrandsen

                                and

                                      Chevy Chase Bank, F.S.B.
                                      Government Contracting & Technology Group
                                      7501 Wisconsin Avenue
                                      12th Floor
                                      Bethesda, Maryland 20814
                                      Attention: Ms. Marsha Thompson

         If to the Administrative     Citizens Bank
         Agent:                       8521 Leesburg Pike
                                      Suite 405
                                      Vienna, Virginia 22182
                                      Attention: Ms. Maria A. Josephs

         If to the Documentation      PNC Bank, National Association
         Agent:                       One PNC Plaza
                                      6th floor
                                      249 Fifth Avenue
                                      Pittsburgh, Pennsylvania 15222
                                      Attention: Ms. Doreen Casey

         with a copy of all notices
         to any Lender or Agent to:   Dickstein Shapiro Morin & Oshinsky LLP
                                      2101 L Street, N.W.
                                      Washington, D.C.  20037
                                      Attention: Matthew S. Bergman, Esq.


         with a copy of all notices
         to any Borrower to:          Golden & Nelson, PLLC
                                      8285 Highglade Ct.
                                      Millersville, Maryland 21108
                                      Attention:  Hedy L. Nelson, Esq.

     12.4. Entire Agreement. This Agreement and the other Loan Documents
           ----------------
constitute the entire agreement of the parties with respect to the Loan and shall continue in full force and effect for so long as any Borrower shall be indebted hereunder or under any Note, and thereafter until the Administrative Agent shall have actually received written notice of the termination hereof from the Borrowers, all Letters of Credit shall have been cancelled or expired and all Obligations incurred or contracted before receipt of such notice shall have been fully paid.

     12.5. Relationship of the Parties. This Agreement provides for the
           ---------------------------
extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Administrative Agent and Lenders of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Administrative Agent and Lenders to protect the Lenders' interests in assuring repayment of the

Obligations. Nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or Agents to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or Agents to control any Borrower or to conduct any Borrower's operations, as creating any fiduciary obligation on the part of any Lender or Agent to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

     12.6. Waiver of Jury Trial. Each Borrower hereby (a) covenants and agrees
           --------------------
not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by each Borrower, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. The Administrative Agent is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each Borrower's herein contained waiver of the right to jury trial. Further, each Borrower hereby certifies that no representative or agent of the Agents or any Lender (including the Agents' counsel) has represented, expressly or otherwise, to the undersigned that the Agents or Lenders will not seek to enforce this provision waiving the right to a trial by jury.

     12.7. Submission to Jurisdiction; Service of Process; Venue. Any judicial
           -----------------------------------------------------
proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement. Each Borrower irrevocably designates and appoints Jeffrey S. Brown, Esq., whose address is 12015 Lee Jackson Highway, Eighth Floor, Fairfax, Virginia 22033, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by each Borrower to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrower at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. Each Borrower shall at all times maintain an agent for service of process pursuant to this provision. If any Borrower fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction.

     12.8.  Changes in Capital Requirements. If after the date of this Agreement
            -------------------------------
the Administrative Agent shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by the Lenders with any request or directive regarding capital adequacy of any authority, central bank or comparable agency, which adoption, change or compliance is applicable to all banks generally or to banks similar in size, has or would have the effect of reducing the rate of return on the Lenders' capital as a consequence of the Lenders' obligations hereunder to a level below that which the Lenders could have achieved but for such adoption, change or compliance (taking into consideration the Administrative Agent's policies with respect to capital adequacy), then, after sixty (60) days prior notice given by the Administrative Agent to the Borrowers, the interest rate on the Notes shall be increased to a rate which shall retain the Lenders' original rate of return on the Lenders' capital.

     12.9.  Captions. The paragraph headings of this Agreement are for
            --------
convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

     12.10. Modification and Waiver. Neither this Agreement nor any term,
            ------------------------
condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     12.11. Transferability.
            ---------------

            (a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement.

            (b) No Lender shall assign its interests under this Agreement to any person or entity, without the prior written consent of both Citizens Bank and the Borrowers; provided that (i) the Borrowers' consent shall not be required for assignments from one Lender to another Lender or at any time during which an Event of Default shall have occurred and be continuing; and (ii) the Borrowers' consent shall not be unreasonably withheld or delayed. Subject to obtaining such consent, any Lender may assign its interest, in the ordinary course of its commercial banking business, at any time, or sell participations in some but not all of its rights and obligations under this Agreement and the other Loan Documents, provided that (a) the purchaser of any such interest is a commercial bank (a "Participating Lender") or Eligible Assignee, in either case whose total assets exceed Five Hundred Million and No/100 Dollars ($500,000,000.00); (b) at least thirty (30) days' prior written notice of such sale or assignment, which notice must identify the Participating Lender and/or Eligible Assignee, shall have been issued by such transferring Lender to the Administrative Agent and the Borrowers; (c) the dollar equivalent of the Percentage of the transferring Lender being assigned equals or exceeds Five Million and No/100 Dollars ($5,000,000.00); (d) the Administrative Agent shall have received a duly executed Assignment and Acceptance Agreement, in the form attached as Exhibit 10 hereto; and (e) if the proposed assignee of the transferring Lender is not an affiliate of the transferring Lender, an assignment fee in the amount of Three Thousand Five Hundred and No/100 Dollars $3,500.00) shall have been paid to the Administrative Agent to reimburse the Administrative Agent for costs and expenses incurred in connection with the assignment.

          12.12. Governing Law; Binding Effect. This Agreement shall be governed
                 -----------------------------
by the laws of the Commonwealth of Virginia and be binding upon each Borrower and inure to the benefit of the parties hereto and their respective successors and assigns.

          12.13. Gender; Number. As used herein, the singular number shall
                 --------------
include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

          12.14. Joint and Several Liability. Each Borrower shall be jointly and
                 ---------------------------
severally liable for the payment and performance of all obligations and liabilities hereunder.

          12.15. Materiality. Unless the context clearly indicates to the
                 -----------
contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Administrative Agent.

          12.16. Reliance on the Administrative Agent. Each Borrower shall be
                 ------------------------------------
entitled to assume that any and all consents, approvals or notices issued or granted by the Administrative Agent pursuant to the terms and provisions of this Agreement were, to the extent necessary, authorized by the Required Lenders or all of the Lenders, as applicable.

          12.17. Counterparts. This Agreement may be executed in any number of
                 ------------
counterparts, all of which together shall constitute one and the same document.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

WITNESS:
[Corporate Seal]                           MANTECH INTERNATIONAL
                                           CORPORATION, a New Jersey
                                           corporation

By:     _______________________            By:     _________________________
Name:   Hedy L.Nelson                      Name:   Matthew P. Galaski
                                           Title:  Vice President

                                           MANTECH INTERNATIONAL CORPORATION,
                                                a Delaware corporation
                                           MANTECH ADVANCED SYSTEMS
                                                INTERNATIONAL, INC., a Virginia
                                                corporation
                                           MANTECH SYSTEMS ENGINEERING
                                                CORPORATION, a Virginia
                                                corporation
                                           NSI TECHNOLOGY SERVICES CORPORATION,
                                                a California corporation
                                           MANTECH SYSTEMS CORPORATION, a New
                                                Jersey corporation
                                           MANTECH SOLUTIONS CORPORATION, a
                                                Virginia corporation
                                           MANTECH ENVIRONMENTAL TECHNOLOGY,
                                                INC., a Virginia corporation
                                           MANTECH SUPPORT TECHNOLOGY, INC.,
                                                a Virginia corporation
                                           MANTECH AUSTRALIA INTERNATIONAL,
                                                INC., a Virginia corporation
                                                formerly known as ManTech
                                                Computer Company, Inc.
                                           FIELD SUPPORT SERVICES MuHENDISLIK
                                                LIMITED SIRKETI, a corporation
                                                organized and existing under the
                                                laws of Turkey
                                           MANTECH TELECOMMUNICATIONS AND
                                                INFORMATION SYSTEMS CORPORATION,
                                                a Delaware corporation formerly
                                                known as ManTech Strategic
                                                Associates, Ltd.
WITNESS:                                   TECHNOLOGY MANAGEMENT CORPORATION, a
                                                Virginia corporation

By:     _______________________            By:      _________________________
Name:   Hedy L. Nelson                     Name:    Matthew P. Galaski
                                           Title:   Vice President

                                           SCIENCE ENGINEERING & ANALYSIS,
                                                INCORPORATED, a Virginia
                                                corporation
                                           MANTECH ENVIRONMENTAL RESEARCH
                                                SERVICES CORP., a Virginia
                                                corporation
                                           NSI ENVIRONMENTAL SOLUTIONS, INC., a
                                                Virginia corporation
                                           MANTECH ENVIRONMENTAL CORPORATION, a
                                                Virginia corporation
                                           MANTECH SYSTEMS SOLUTIONS
                                                CORPORATION, a Virginia
                                                corporation formerly known as
                                                Tidewater Consultants, Inc.
                                           MANTECH TEST SYSTEMS, INC., a
                                                Virginia corporation
                                           MANTECH SOLUTIONS & TECHNOLOGIES
                                                CORPORATION, a Virginia
                                                corporation formerly known as
                                                ManTech Systems Integration
                                                Corporation
                                           MANTECH U.K. SYSTEMS CORPORATION,
                                                a Virginia corporation
                                           REDESMUNDIAL, S.A. , a corporation
                                                organized and existing under the
                                                laws of the Republic of Panama
                                                formerly known as ManTech
                                                International Panama, Inc.
                                           MANTECH CHINA SYSTEMS CORPORATION, a
                                                Virginia corporation
                                           MANTECH GERMANY SYSTEMS CORPORATION,
                                                a Virginia corporation
                                           MANTECH ADVANCED DEVELOPMENT GROUP,
                                                INC., a California corporation
                                           MANTECH ENTERPRISE SOLUTIONS, INC.,
                                                a Virginia corporation
WITNESS:                                   VOBIX CORPORATION, a Virginia
                                                corporation
                                           MANTECH SECURITY TECHNOLOGIES
                                                CORPORATION, a Virginia
                                                corporation

By:      _______________________           By:      _________________________
Name:    Hedy L. Nelson                    Name:    Matthew P. Galaski
                                           Title:   Vice President

                                           MANTECH DATABASE SERVICES
                                                EUROPE LIMITED, a United Kingdom
                                                corporation
                                           MANTECH ADVANCED RECOGNITION
                                                LIMITED, a private company
                                                registered in England under the
                                                number 885326 formerly known as
                                                Advanced Recognition Limited
WITNESS:                                   MASI U.K. LIMITED, a corporation
                                                organized and existing under the
                                                laws of the United Kingdom

By:      _______________________           By:      _________________________
Name:    Hedy L. Nelson                    Name:    Matthew P. Galaski
                                           Title:   Attorney-in-Fact

                                             LENDER(S):
                                             ---------

                                             CITIZENS BANK OF PENNSYLVANIA, a
                                             Pennsylvania state chartered bank

                                             By:      _________________________
                                             Name:    _________________________
                                             Title:   _________________________

                                             PNC BANK, NATIONAL ASSOCIATION, a
                                             national banking association

                                             By:      _________________________
                                             Name:    _________________________
                                             Title:   _________________________

                                             BRANCH BANKING AND TRUST COMPANY
                                             OF VIRGINIA, a Virginia banking
                                             corporation

                                             By:      _________________________
                                             Name:    _________________________
                                             Title:   _________________________

                                             CHEVY CHASE BANK, F.S.B., a federal
                                             savings bank

                                             By:      _________________________
                                             Name:    _________________________
                                             Title:   _________________________

                                             ADMINISTRATIVE AGENT:
                                             --------------------

                                             CITIZENS BANK OF PENNSYLVANIA, a
                                             Pennsylvania state chartered bank


                                             By:      _________________________
                                             Name:    _________________________
                                             Title:   _________________________


                                             DOCUMENTATION AGENT:

                                             PNC BANK, NATIONAL ASSOCIATION, a
                                             national banking association

                                             By:      _________________________
                                             Name:    _________________________
                                             Title:   _________________________

                                    EXHIBIT 1
                                    ---------

                      REQUEST FOR ADVANCE AND CERTIFICATION
                        Facility A - $65,000,000 Revolver

 Citizens Bank of Pennsylvania, 8521 Leesburg Pike, Suite 405, Vienna, Virginia
                                     22182

                               REQUEST FOR ADVANCE
                               -------------------


     The undersigned, MANTECH INTERNATIONAL CORPORATION, a New Jersey corporation ("ManTech"), for itself and as attorney-in-fact for and on behalf of each Borrower (hereinafter defined) under that certain Business Loan and Security Agreement dated as of December 17, 2001 (as amended or modified from time to time, the "Loan Agreement") by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its individual capacity as a Lender, as the Swing Line Lender and as the Administrative Agent for the Lenders, (ii) PNC Bank, National Association, a national banking association, acting in its individual capacity as a Lender and as the Documentation Agent for the Lenders, (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, acting in its individual capacity as a Lender, Chevy Chase Bank, F.S.B., a federal savings bank, acting in its individual capacity as a Lender, and other Lender parties thereto from time to time and/or replacements thereof, and (iv) ManTech, certain subsidiaries of ManTech and any person or entity who has become a Borrower party thereto pursuant to the Loan Agreement (collectively, the "Borrower"), hereby requests that a Loan advance under Facility A be made to the Borrowers pursuant to
Section 1.4(a) of the Loan Agreement in the amount of _______________________________________________________ and No/100 Dollars
($_____________.00). This Loan advance will be effective on __________________
and will be at the __ Base Rate option or the __ Libor Rate option (check one). If the Libor Rate option is requested, it shall be effective for a ____ (select 1, 3 or 6) month period, commencing on ________________ (a Business Day not less than two (2) Business Days nor more than five (5) Business Days from the date of submission of this Request for Advance and Certification) and expiring on ___________ (not later than the Maturity Date). Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Loan Agreement.

                                  CERTIFICATION
                                  -------------

     The undersigned certifies to the Administrative Agent, on behalf of each of the Borrowers and for the benefit of the Lenders, that (a) all of the representations and warranties of the Borrowers contained in the Loan Agreement are true and correct as of the date hereof, unless the Borrowers are unable to remake and redate any such representation or warranty, have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default; and (b) no default or Event of Default exists under the Loan Agreement, and no act, event or condition has occurred or exists which with the giving of notice or the passage of time, or both, would constitute a default or Event of Default under the Loan Agreement.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this ___ day of __________, ______.

                            MANTECH INTERNATIONAL CORPORATION,
                            acting on its own behalf and as attorney-in-fact for and on behalf of each Borrower

                            By:    _________________________________
                            Name:  _______________________________
                            Title:  _________________________________

                                  EXHIBIT 1(a)
                                  ------------

                       REQUEST FOR SWING LINE LOAN ADVANCE

      Citizens Bank of Pennsylvania, 8521 Leesburg Pike, Suite 405, Vienna,
                                 Virginia 22182

     The undersigned, MANTECH INTERNATIONAL CORPORATION, a New Jersey corporation ("ManTech"), for itself and as attorney-in-fact for and on behalf of each Borrower (hereinafter defined) under that certain Business Loan and Security Agreement dated as of December 17, 2001 (as amended or modified from time to time, the "Loan Agreement") by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its individual capacity as a Lender, as the Swing Line Lender and as the Administrative Agent for the Lenders, (ii) PNC Bank, National Association, a national banking association, acting in its individual capacity as a Lender and as the Documentation Agent for the Lenders, (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, acting in its individual capacity as a Lender, Chevy Chase Bank, F.S.B., a federal savings bank, acting in its individual capacity as a Lender, and other Lender parties thereto from time to time and/or replacements thereof, and (iv) ManTech, certain subsidiaries of ManTech and any person or entity who has become a Borrower party thereto pursuant to the Loan Agreement (collectively, the "Borrower"), hereby requests that a Swing Line Loan advance be made to the Borrowers pursuant to Section 1.4(a) of the Loan Agreement in the amount of ______________________________________ and No/100 Dollars ($_______________).
Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Loan Agreement.

                                  CERTIFICATION
                                  -------------

     The undersigned certifies to the Administrative Agent, on behalf of each of the Borrowers and for the benefit of the Lenders, that (a) all of the representations and warranties of the Borrowers contained in the Loan Agreement are true and correct as of the date hereof, unless the Borrowers are unable to remake and redate any such representation or warranty, have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default; and (b) no default or Event of Default exists under the Loan Agreement, and no act, event or condition has occurred or exists which with the giving of notice or the passage of time, or both, would constitute a default or Event of Default under the Loan Agreement.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this ___ day of __________, ______.

                            MANTECH INTERNATIONAL CORPORATION,
                            acting on its own behalf and as attorney-in-fact for and on behalf of each Borrower

                            By:    _________________________________
                            Name:  _______________________________
                            Title:  _________________________________

                                    EXHIBIT 2
                                    ---------

                      LIBOR ELECTION FORM AND CERTIFICATION

 Citizens Bank of Pennsylvania, 8521 Leesburg Pike, Suite 405, Vienna, Virginia
                                      22182

     The undersigned, MANTECH INTERNATIONAL CORPORATION, a New Jersey corporation ("ManTech"), for itself and as attorney-in-fact for and on behalf of each Borrower (hereinafter defined) under that certain Business Loan and Security Agreement dated as of December 17, 2001 (as amended or modified from time to time, the "Loan Agreement"), by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its capacity as a Lender, as the Swing Line Lender and as Administrative Agent for the Lenders,
(ii) PNC Bank, National Association, a national banking association, acting in its capacity as a Lender and as Documentation Agent for the Lenders, and (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, Chevy Chase Bank, F.S.B., a federal savings bank, and other Lender parties thereto from time to time and/or replacements thereof, and (iv) ManTech, certain subsidiaries of ManTech and any other entity who becomes a Borrower party pursuant to the Loan Agreement (each, a "Borrower" and collectively, the "Borrower"), hereby requests that the sum of ______________________________________________________ and No/100 Dollars
($____________________.00), advanced and outstanding under ___ Facility A / ___ Facility B (check one), bear interest on a LIBOR basis. This LIBOR basis election shall be effective for a ____ (select 1, 3 or 6) month period, commencing on _____________ (a Business Day not less than two (2) Business Days nor more than five (5) Business Days from the date of submission of this LIBOR Election Form and Certification), and expiring on _______________ (not later than the Maturity Date). Capitalized terms used but not defined herein shall have the meaning attributable to such terms in the Loan Agreement.

                                  CERTIFICATION
                                  -------------

     The undersigned certifies to the Administrative Agent, on behalf of each of the Borrowers and for the benefit of the Lenders, that (a) all of the representations and warranties of the Borrowers contained in the Loan Agreement are true and correct as of the date hereof, unless the Borrowers are unable to remake and redate any such representation or warranty, have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default; and (b) no default or Event of Default exists under the Loan Agreement, and no act, event or condition has occurred or exists which with the giving of notice or the passage of time, or both, would constitute a default or Event of Default under the Loan Agreement.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this ___ day of ____________, _______.

                            MANTECH INTERNATIONAL CORPORATION,
                            acting on its own behalf and as attorney-in-fact for and on behalf of each Borrower

                            By:________________________________
                            Name: ____________________________
                            Title: _____________________________

                                    EXHIBIT 3
                                    ---------

               LIBOR INTEREST ELECTION PROCEDURE AND REQUIREMENTS

The Borrowers' right to obtain LIBOR based interest shall be subject to the following conditions:

     1.   Continuation and Conversion of LIBOR Elections. By delivering a LIBOR
          ----------------------------------------------
Election Form and Certification to the Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than two (2) Business Days nor more than five (5) Business Days' notice, that all, or any portion in an aggregate minimum amount of One Hundred Thousand and No/100 Dollars ($100,000.00) and integral multiples of One Hundred Thousand and No/100 Dollars ($100,000.00), of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no
                                                  --------  -------
portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any Event of Default has occurred and is continuing or when any act, event or condition exists or has occurred which with notice or the lapse of time, or both, would constitute an Event of Default, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a LIBOR Election Form and Certification with respect to any LIBOR Rate Loan at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a Loan that accrues interest on a Base Rate basis. No more than five (5) different LIBOR funding segments may be outstanding at any time.

     2.   Repayments, Prepayments and Interest.
          ------------------------------------

               (a)  Repayments, Continuations and Conversions. LIBOR Rate Loans
                    -----------------------------------------
shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a loan that accrues interest on a Base Rate basis.

               (b)  Voluntary Prepayment of LIBOR Rate Loans. LIBOR Rate Loans
                    ----------------------------------------
may be prepaid upon the terms and conditions set forth herein and in the Notes. For LIBOR Rate Loans in connection with which the Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrowers shall give the Administrative Agent, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) and be accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. The Borrowers acknowledge that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Administrative Agent and/or the Lenders (as applicable) incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrowers hereby promise to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Administrative Agent pursuant to the following formula:

                    (i) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from
                    ---------------

                    (ii) the LIBOR Lending Rate, plus the Applicable Libor Interest Rate Margin applicable to the LIBOR Rate Loan being prepaid.

     If the result of the foregoing calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of the foregoing calculation is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Loan being prepaid. This resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is being made. Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

     The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

               (c)  Interest Provisions. Interest on the outstanding principal
                    -------------------
amount of each LIBOR Rate Loan shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Libor Interest Rate Margin thereto and be payable on each Interest Payment Date.

     3.   Miscellaneous LIBOR Rate Loan Terms.
          -----------------------------------

               (a)  LIBOR Rate Lending Unlawful. If the Administrative Agent
                    ---------------------------
shall determine (which determination shall, upon notice thereof to the Borrowers be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Administrative Agent or any Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Administrative Agent and/or the Lenders to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Administrative Agent shall notify the Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Loans that accrue interest on a Base Rate basis at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

               (b)  Substitute Rate. If the Administrative Agent shall have
                    ---------------
determined that:

                    (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent and/or the Lenders in the London interbank market; or

                    (ii) by reason of circumstances affecting the Administrative Agent and/or the Lenders in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration, or

                    (iii) LIBOR no longer adequately reflects the Administrative Agent's or any Lender's cost of funding Loans,

then, upon notice from the Administrative Agent to the Borrowers, the obligations of the Administrative Agent and the Lenders set forth in the Loan Agreement to make or continue any Loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Administrative Agent shall notify the Borrowers that the circumstances causing such suspension no longer exist.

               (c)  Indemnities. In addition to the LIBOR Rate Loan Prepayment
                    -----------
Fee, the Borrowers jointly and severally agree to reimburse the Administrative Agent and the Lenders (without duplication) for any increase in the cost to the Administrative Agent and/or the Lenders (as applicable), or reduction in the amount of any sum receivable by the Administrative Agent and/or the Lenders (as applicable), in respect, or as a result of:

                   (i) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

                   (ii) any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

                   (iii) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the applicable LIBOR Election Notice and Certification thereof, or

                   (iv) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Administrative Agent) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto;

          The Administrative Agent shall promptly notify the Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Administrative Agent and/or the Lenders (as applicable) for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers to the Administrative Agent for its own benefit or for the benefit of the Lenders (as the case may be) within five (5) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers. The Borrowers understand, agree and acknowledge the following: (i) neither the Administrative Agent nor any Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan,
(ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Administrative Agent and/or the Lenders (as the case may be). The Borrowers further agree to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Administrative Agent and/or the Lenders elect to purchase, sell and/or match funds.

               (d) Increased Costs. If, on or after the date hereof, the
                   ---------------
adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall:

                   (i) subject the Administrative Agent or any Lender to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Administrative Agent or any Lender of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this Agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Administrative Agent or any Lender (as applicable) or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Administrative Agent or such Lender is organized or in which the Administrative Agent's or such Lender's principal executive office is located); or

                   (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Administrative Agent or any Lender or shall impose on the Administrative Agent or any Lender or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender under this Agreement with respect thereto, by an amount deemed by the

Administrative Agent to be material, then, within fifteen (15) days after demand by the Administrative Agent, the Borrowers shall pay to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), such additional amount or amounts as will compensate the Administrative Agent or such Lender for such increased cost or reduction.

               (e) Increased Capital Costs. If any change in, or the
                   -----------------------
introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Administrative Agent or any Lender, or person controlling the Administrative Agent or any Lender, and the Administrative Agent determines (in its sole and absolute discretion) that the rate of return on its, the Lender's or such controlling person's capital as a consequence of its commitments or the loans made by the Administrative Agent or such Lender is reduced to a level below that which the Administrative Agent, such Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Administrative Agent to the Borrowers, the Borrowers shall immediately pay directly to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), additional amounts sufficient to compensate the Administrative Agent, such Lender or such controlling person for such reduction in rate of return. A statement of the Administrative Agent as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Administrative Agent may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

               (f) Taxes. All payments by the Borrowers of principal of, and
                   -----
interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Administrative Agent's and/or any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will

                   (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                   (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

                   (iii) pay to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, for its own account or for the account of such Lender (as the case may be), will equal the full amount the Administrative Agent or such Lender (as applicable) would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or any Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Administrative Agent or such Lender (as the case may be) after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Administrative Agent or such Lender (as the case may be) would have received had not such Taxes been asserted.

          If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

                (g) Certain Required Information. If a Request for Advance and
                    ----------------------------
Certification or LIBOR Election Form and Certification fails to specify an Applicable Interest Rate and/or an Interest Period, or if, after having selected an Applicable Interest Rate and/or an Interest Period, the Borrowers fail or are otherwise not entitled under the provisions of this Agreement to elect or continue any such selection (as applicable), the Borrowers shall be deemed to have selected the Base Rate as the Applicable Interest Rate until such time as the Borrowers are entitled to and have selected a different Applicable Interest Rate and specified Interest Period in accordance with the provisions of this Agreement. The Lenders shall not be obligated to act with respect to the provisions of this Exhibit unless the Administrative Agent shall have received a Request for Advance and Certification or LIBOR Election Form and Certification, as applicable, from the Borrowers specifying the following information:

                        (i) the amount of the advance subject to the Applicable Interest Rate election;

                        (ii)  the length of the Interest Period; and

                        (iii) the date on which such election is requested to be
                              effective.

Each Request for Advance and Certification or LIBOR Election Form and Certification, as applicable, shall be made by the Borrowers in accordance with the provisions of this Exhibit, the Notes and Section 1.4 of the Loan Agreement.

          Capitalized terms used and not otherwise defined in this Exhibit 3 shall have the meanings attributed to such terms in the Loan Agreement.

                                    EXHIBIT 4
                                    ---------

                     BORROWING BASE/NON-DEFAULT CERTIFICATE
      Citizens Bank of Pennsylvania, 8521 Leesburg Pike, Suite 405, Vienna,
                                 Virginia 22182


     Pursuant to the terms and conditions of a certain Business Loan and Security Agreement dated as of December 17, 2001 (as amended or modified from time to time, the "Loan Agreement") made by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its individual capacity as a Lender, as the Swing Line Lender and as Administrative Agent for the Lenders, (ii) PNC Bank, National Association, a national banking association, acting in its capacity as a Lender and as Documentation Agent for the Lenders, (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, Chevy Chase Bank, F.S.B., a federal savings bank, and other Lender parties thereto from time to time and/or replacements thereof, and (iv) ManTech International Corporation, a New Jersey corporation ("ManTech"), certain subsidiaries of ManTech and any person or entity who has become a borrower party thereto pursuant to the Loan Agreement (collectively, the "Borrower"), ManTech, for itself and as attorney-in-fact for and on behalf of each Borrower, hereby delivers this Borrowing Base/Non-Default Certificate to the Administrative Agent to induce the Lenders to make Loan advances to the Borrower pursuant to the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Loan Agreement.

Borrower:         ManTech International Corporation and its Subsidiaries
Period Ending:    __________________
Number:           __________________

The Maximum Borrowing Base is computed as follows:

1.  Value of 90% of Eligible Billed Government Accounts Receivable from Schedule A            $____________
2.  Value of 85% of Eligible Billed Commercial Accounts Receivable from Schedule B            $____________
3.  Value of 50% of Eligible Unbilled Government Accounts Receivable from Schedule C (not
    to exceed $10,000,000)                                                                    $____________
4.  The Dollar Equivalent Amount of the Value of 60% of Eligible ARL Accounts Receivable
    from Schedule D (not to exceed $1,000,000)                                                $____________
5.  The Borrowing Base (The sum of Lines 1, 2, 3 and 4)                                       $____________
6.  Facility A Commitment Amount                                                              $65,000,000**
                                                                                              -------------
7.  Facility A Loan Balance (as of the date of this Certificate)                              $____________
8.  Aggregate Amount of Swing Line Outstandings                                               $____________
9.  Aggregate Face Amount of Outstanding Letters of Credit                                    $____________
10. The Dollar Equivalent Amount (as of the date of this Certificate) of the Duty
    Deferment Bond                                                                            $____________
11. Availability (The lesser of lines 5 or 6, minus the sum of lines 7,8, 9 and 10)           $____________

** Subject to reduction pursuant to Section 1.5 of the Loan Agreement.

The undersigned certifies to the Administrative Agent, on behalf of each of the Borrowers and for the benefit of the Lenders, that (a) this report is true and correct in all respects, is in accordance with the books and records of the Borrowers and has been prepared in accordance with the terms of the Loan Agreement; (b) all of the representations and warranties of the Borrowers contained in the Loan Agreement are true and correct as of the date hereof, unless the Borrowers are unable to remake and redate any such representation or warranty, have previously disclosed same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default; and (c) except as previously disclosed to the Administrative Agent and the Lenders in writing, no default or Event of Default exists under the Loan Agreement, and no act, event or condition has occurred or exists which, with the giving of notice or the passage of time or both, would constitute a default or Event of Default under the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this _________ day of ________________, ______.


                                        MANTECH INTERNATIONAL  CORPORATION,
                                        acting on its own behalf and as
                                        attorney in-fact for and on behalf of
                                        each Borrower

                                        By: ________________________________
                                        Name: ______________________________
                                        Title: _____________________________



               {page 2 of Borrowing Base/Non-Default Certificate}

                                    EXHIBIT 5
                                    ---------

              QUARTERLY COVENANT COMPLIANCE/NON-DEFAULT CERTIFICATE Citizens Bank of Pennsylvania, 8521 Leesburg Pike, Suite 405, Vienna,
                                 Virginia 22182

              The undersigned, MANTECH INTERNATIONAL CORPORATION, a New Jersey corporation ("ManTech"), for itself and as attorney-in-fact for and on behalf of each Borrower (hereinafter defined) under that certain Business Loan and Security Agreement dated as of December 17, 2001 (as amended or modified from time to time, the "Loan Agreement"), by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its capacity as a Lender, as the Swing Line Lender and as Administrative Agent for the Lenders,
(ii) PNC Bank, National Association, a national banking association, acting in its capacity as a Lender and as Documentation Agent for the Lenders, and (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, Chevy Chase Bank, F.S.B., a federal savings bank, and other Lender parties thereto from time to time and/or replacements thereof, and (iv) ManTech, certain subsidiaries of ManTech and any other entity who becomes a Borrower party pursuant to the Loan Agreement (each, a "Borrower" and collectively, the "Borrower"), hereby delivers this Quarterly Covenant Compliance/Non-Default Certificate ("Certificate") pursuant to Section 6.3 of the Loan Agreement. Unless otherwise defined, capitalized terms used herein shall have the meanings attributed to such terms in the Loan Agreement.

              The undersigned, on behalf of ManTech in its individual capacity and as attorney-in-fact for and on behalf of each Borrower, hereby certifies and warrants that:

         (a) He or she is the ________________ of ManTech and that, as such, he or she is authorized to execute this certificate on behalf of ManTech and each Borrower.

         (b) At no time during the period _____________ 1, ______ through _____________, _______ (the "Certificate Period") did an Event of Default exist, and at no time during the Certificate Period did any act or event occur or fail to occur which with notice, or the lapse of time, or both, would constitute an Event of Default. [If unable to provide the foregoing required certification, fully describe the reasons therefor and circumstances thereof on a schedule attached hereto.]

         (c) The following represent true and accurate measures of the Borrowers' financial position (on a consolidated basis) as of the last day of the Certificate Period:

                    (i)    Total Debt to EBITDA Ratio: ____ to 1.0.

                    (ii)   Net Worth: $_________________.

                    (iii)  Fixed Charge Coverage Ratio: _____ to 1.0.

                    (iv)   EBITDA to Interest Expense Ratio:  ______ to 1.0.

                    (v) The Borrower's aggregate annual (i.e., fiscal year) capital expenditures to date are in the amount of $_________________.

                    (vi) The aggregate amount of loans and advances to, and investments in, non-Borrower subsidiaries and affiliates to date is $______________.

                    (vii) The aggregate amount of loans or advances to officers of the Borrowers is $____________.

                    (viii) The aggregate outstanding principal amount of
                           borrowings by Vobix is $_______________.

                       (ix) The aggregate outstanding principal amount of
                            borrowings by ARL is $_______________.

                       (x) The Borrowers' annual (i.e., fiscal year) operating lease payments to date are in the aggregate amount of $_________________.

            A calculation sheet reflecting the above-computations is attached hereto as Schedule 1.

            IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this ___ day of __________, ________.


                                MANTECH INTERNATIONAL CORPORATION, acting on its own behalf and as attorney-in-fact for and on behalf of each of the Borrowers

                                By: __________________________________
                                Name:________________________________
                                Title:_________________________________

        {page 2 of Quarterly Covenant Compliance/Non-Default Certificate}

                                    EXHIBIT 6
                                    ---------

                            FORM OF JOINDER AGREEMENT
                            -------------------------

              Re: Business Loan and Security Agreement dated December 17, 2001 (as the same may be modified or amended from time to time, the "Loan Agreement") by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its individual capacity as a Lender, as the Swing Line Lender and as the Administrative Agent for the Lenders, (ii) PNC Bank, National Association, a national banking association, acting in its individual capacity as a Lender and as the Documentation Agent for the Lenders, (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, Chevy Chase Bank, F.S.B., a federal savings bank and any other Lender parties thereto from time to time and/or replacements thereof, and (iv) ManTech International Corporation, a New Jersey corporation ("ManTech"), certain subsidiaries of ManTech and any person or entity who has become a borrower party thereto pursuant to the Loan Agreement.

              The undersigned hereby (i) agrees to become a "Borrower" under the Loan Agreement; (ii) joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Loan Agreement and each and every other Loan Document, to the same extent as if the undersigned were an original signatory thereto; (iii) makes all of the representations and warranties set forth in the Loan Agreement and each other Loan Document to which more than one
(1) Borrower is a party thereto; and (iv) grants to the Administrative Agent, for the ratable benefit of the Lenders, a valid and enforceable security interest in and to all of its assets constituting Collateral, free and clear of all liens, claims and encumbrances (other than Permitted Liens and any other liens expressly approved in writing by the Administrative Agent) subject to the provisions of the Loan Agreement. The undersigned shall hereafter be jointly and severally liable for the performance of any and all past, present and future obligations of any Borrower in connection with any of the Notes, the Loan Agreement and/or the other Loan Documents; it being understood and agreed that any and all references in the Notes, the Loan Agreement and/or the other Loan Documents to "the Borrower" shall mean the undersigned, individually and/or collectively with all other Borrowers.

              The undersigned acknowledges that (i) the Lenders have agreed to extend credit to it and the other Borrower(s) on an integrated basis for the purposes set forth in the Loan Agreement; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the "Borrower" or "Borrowers" under the Loan Agreement are the joint and several obligations of each Borrower.

              The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that, in accordance with the terms of the Contribution Agreement, it has become a party to the Contribution Agreement and that, except for the joining of the undersigned thereto, the Contribution Agreement remains unmodified and in full force and effect.

              The undersigned further represents and warrants to the Administrative Agent and the Lenders that both prior to and after giving effect to the transactions contemplated by the terms and provisions of this Joinder Agreement, it (i) owned and owns property (including, without limitation, contribution rights against the other Borrower(s), evidence of which, if required by the Administrative Agent as a condition precedent to the transactions contemplated hereby, must be in form and substance reasonably satisfactory to the Administrative Agent) whose fair salable value is greater than the amount required to pay all of such undersigned's Indebtedness (including contingent debts), (ii) was and is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. For purpose hereof, "Indebtedness" means, without duplication (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of the undersigned, as of the date on which Indebtedness is to be determined, (b) all obligations of any other person or entity which the undersigned has guaranteed, (c) reimbursement obligations in connection with letters of credit issued for the benefit of the undersigned, and (d) the Obligations.

              Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

              IN WITNESS WHEREOF, each of the undersigned has executed this Joinder Agreement under seal as of the ____ day of ______________, ______.

Attest:                                     [NEW BORROWER NAME], a _____________
[Corporate Seal]

By:      _____________________________      By:      ___________________________
Name:    _____________________________      Name:    ___________________________
Title:   _____________________________      Title    ___________________________

                                   EXHIBIT 7
                                   ---------

                              FINANCIAL STATEMENTS
                              --------------------

                                    EXHIBIT 8
                                    ---------

                                ESCROW AGREEMENT
                                ----------------

                                    EXHIBIT 9
                                    ---------

                                 [Pricing Grid]

If the Total Debt
to EBITDA Ratio is:  less than or equal to    greater than 2.0 to 1.0, but less     greater than 2.50 to 1.0, but
                           2.0 to 1.0            than or equal to 2.50 to 1.0     less than or equal to 3.25 to 1.0
then the Facility
A LIBOR Margin
shall be:                    1.75%                          2.00%                               2.25%

then the Facility
A Base Rate Margin
shall be:                    0.50%                          0.75%                               1.00%

then the Facility
A Commitment Fee
shall be:                    0.325%                         0.38%                               0.38%

then the Letter of
Credit Fee shall             1.75%                          1.75%                               1.75%
be:

then the Facility
B LIBOR Margin
shall be:                    2.25%                          2.50%                               2.75%

then the Facility
B Base Rate Margin
shall be:                    1.00%                          1.25%                               1.50%

                                   EXHIBIT 10
                                   ----------

                   FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

     THIS ASSIGNMENT AND ACCEPTANCE (this "Assignment and Acceptance") is made this _____ day of ____________, ________, by and between
_________________________ (the "Assignor") and ________________________ (the
"Assignee"). Reference is made to the Business Loan and Security Agreement, dated as of December 17, 2001 (as the same may be amended or modified from time to time, the "Loan Agreement"), by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its individual capacity as a Lender, as the Swing Line Lender and as the Administrative Agent for the Lenders, (ii) PNC Bank, National Association, a national banking association, acting in its individual capacity as a Lender and as the Documentation Agent for the Lenders, (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, Chevy Chase Bank, F.S.B., a federal savings bank and any other Lender parties thereto from time to time and/or replacements thereof, and
(iv) ManTech International Corporation, a New Jersey corporation ("ManTech"), certain subsidiaries of ManTech and any person or entity who has become a borrower party thereto pursuant to the Loan Agreement (collectively, the "Borrowers"). Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

     The Assignor and the Assignee hereby agree as follows:

     4. Assignment and Assumption. Subject to the terms and conditions hereof,
        -------------------------
the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and, except as expressly provided herein, without representation or warranty by the Assignor, the interest or interests as of the Effective Date (as hereinafter defined) in and to all of the Assignor's rights and obligations under the Loan Agreement and the other Loan Documents (in its capacity as a Lender thereunder) with respect to each of the Facilities represented by the Percentage(s) specified with regard to such Facilities under the heading "Assigned Share" in
Item 4 of Annex I (each such assigned interest, an "Assigned Share"), including,
------    -------
without limitation, (i) in the case of the Loans made pursuant to Facility B, the relevant Assigned Share of all rights and obligations of the Assignor with respect to its "Commitments" under Facility B (unless terminated), Facility B Promissory Note(s), and the Loans outstanding under Facility B (as the case may be), and (ii) in the case of Loans made pursuant to Facility A, the relevant Assigned Share of all rights and obligations of the Assignor with respect to its Percentage of the Facility A Commitment Amount, Letter(s) of Credit, Swing Line Loan Facility, Facility A Promissory Note(s) and Loans outstanding under Facility A (as applicable). For purposes hereof, the "Commitments" shall mean, individually or collectively as the context may require, the Facility A Commitment Amount and/or the Facility "B" Commitment Amount.

     5. The Assignor. The Assignor (i) represents and warrants that it is the
        ------------
legal and beneficial owner of each interest being assigned by it hereunder, that each such interest is free and clear of any adverse claim, and that as of the date hereof its Commitments and outstanding Loans of each of the Facilities with regard to which an interest is being assigned hereunder

(including any obligations with respect to Letter(s) of Credit, if applicable) is as set forth in Item 4 of Annex I, (ii) except as set forth in clause (i)
                   ------    -------
above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their respective obligations under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

     6. The Assignee. The Assignee (i) represents and warrants that it is
        ------------
legally authorized to enter into this Assignment and Acceptance, (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements most recently required to have been delivered under Section
6.3 of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (iii) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, (iv) confirms that it is an Eligible Assignee, (v) appoints and authorizes the Administrative Agent to take such actions as agent on its behalf under the Loan Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms thereof, together with such other powers and duties as are reasonably incidental thereto, and (vi) agrees that it will perform in accordance with their respective terms all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender. [To the extent legally entitled to do so, the Assignee will deliver to the Agent, as and when required by the Administrative Agent, duly completed and executed originals of any and all applicable tax withholding forms]./1/

     7. Effective Date. Following the execution of this Assignment and
        --------------
Acceptance by the Assignor and the Assignee, an executed original hereof, together with all attachments hereto, shall be delivered to each of the Administrative Agent and the Borrowers (and also to the Administrative Agent, the assignment fee referred to in Section 12.11(b) of the Loan Agreement, if applicable). The effective date of this Assignment and Acceptance (the "Effective Date") shall be the earlier of (i) the date of acceptance hereof by the Administrative Agent and the Borrowers or (ii) the date, if any, designated as the Effective Date in Item 5 of Annex I (which date shall be not less than
                         ------    -------
five (5) Business Days after the date of execution hereof by the Assignor and the Assignee). As of the Effective Date, (y) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (z) the Assignor

_______________
     /1/ Insert if the Assignee is organized under the laws of a jurisdiction outside the United States.

shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights under the provisions of the Loan Agreement and the other Loan Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Effective
Date) and be released from its obligations under the Loan Agreement and the other Loan Documents.

     8.  Payments; Settlement. On or prior to the Effective Date, in
         --------------------
consideration of the sale and assignment provided for herein and as a condition to the effectiveness of this Assignment and Acceptance, the Assignee will pay to the Assignor an amount (to be confirmed between the Assignor and the Assignee) that represents the Assigned Share of the principal amount of the Loans of each relevant Facility made by the Assignor and outstanding on the Effective Date (together, if and to the extent the Assignor and the Assignee so elect, with the Assigned Share of any related accrued but unpaid interest, fees and other amounts). From and after the Effective Date, the Administrative Agent will make all payments required to be made by it under the Loan Agreement in respect of each interest assigned hereunder (including, without limitation, all payments of principal, interest and fees in respect of the Assigned Share of the Assignor's Commitments and Loans assigned hereunder) directly to the Assignee. The Assignor and the Assignee shall be responsible for making between themselves all appropriate adjustments in payments due under the Loan Agreement in respect of the period prior to the Effective Date. All payments required to be made hereunder or in connection herewith shall be made in Dollars by wire transfer of immediately available funds to the appropriate party at its address for payments designated in Annex I.
              -------

     9.  Governing Law. This Assignment and Acceptance shall be governed by, and
         -------------
construed in accordance with, the internal laws of the Commonwealth of Virginia (without regard to the conflicts of laws principles thereof).

     10. Entire Credit Agreement. This Assignment and Acceptance, together with
         -----------------------
the Loan Agreement and the other Loan Documents, embody the entire agreement and understanding between the parties hereto and (except as otherwise expressly set forth in the Loan Agreement) supersede all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.

     11. Successors and Assigns. This Assignment and Acceptance shall be binding
         ----------------------
upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     12. Counterparts. This Assignment and Acceptance may be executed in any
         ------------
number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Assignment and Acceptance to be executed by their duly authorized officers as of the date first above written.


                                    ASSIGNOR:

                                          ___________________________________
                                          By: ______________________________
                                          Title: __________________________


                                          ASSIGNEE:

                                          ___________________________________
                                          By: ______________________________
                                          Title: __________________________


Accepted this ____ day of
________________, _____:

CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent

By: ________________________________
Title: _______________________________

Consented and agreed to (if applicable):

MANTECH INTERNATIONAL CORPORATION,
acting on its own behalf and as attorney-in-fact for and on behalf of each Borrower

By: ________________________________
Title: _______________________________

                                     ANNEX I
                                     -------

1.   Borrowers: ManTech International Corporation and its Subsidiaries

2.   Name and Date of Loan Agreement:

     Business Loan and Security Agreement, dated as of December 17, 2001, by and among (i) Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting in its individual capacity as a Lender, as the Swing Line Lender and as the Administrative Agent for the Lenders, (ii) PNC Bank, National Association, a national banking association, acting in its individual capacity as a Lender and as the Documentation Agent for the Lenders, (iii) Branch Banking and Trust Company of Virginia, a Virginia banking corporation, Chevy Chase Bank, F.S.B., a federal savings bank and any other Lender parties thereto from time to time and/or replacements thereof, and (iv) ManTech International Corporation, a New Jersey corporation ("ManTech"), certain subsidiaries of ManTech and any person or entity who has become a borrower party thereto pursuant to the Loan Agreement (collectively, the "Borrowers")

3.   Date of Assignment and Acceptance: ________________, ______.

4.   Amounts:


                                                             Amount of           Aggregate
                               Aggregate      Assigned       Assigned          for Assignor
                              for Assignor    Share/2/         Share        (after assignment)
                              ------------    -------          -----        ------------------
(a) Facility A Commitment
    Amount                    $__________      _____%        $________          $___________
(b) Facility A Loans          $__________      _____%        $________          $___________
(c) Facility B Commitment
    Amount                    $__________      _____%        $________          $___________
(d) Facility B Loans          $__________      _____%        $________          $___________


5.   Effective Date: _____________, _______.




____________
/2/ Percentage taken to up to ten decimal places, if necessary.

6.   Addresses for Payments:

     Assignor:      _________________________________
                    _________________________________
                    _________________________________
                    Attention: __________________
                    Telephone: __________________
                    Telecopy: ___________________
                    Reference: __________________

     Assignee:      _________________________________
                    _________________________________
                    _________________________________
                    Attention: __________________
                    Telephone: __________________
                    Telecopy: ___________________
                    Reference: __________________

7.   Addresses for Notices:

     Assignor:      _________________________________
                    _________________________________
                    _________________________________
                    Attention: __________________
                    Telephone: __________________
                    Telecopy: ___________________


     Assignee:      _________________________________
                    _________________________________
                    _________________________________
                    Attention: __________________
                    Telephone: __________________
                    Telecopy: ___________________

8.   Lending Office of Assignee:
     _________________________________
     _________________________________
     _________________________________
     Attention: __________________
     Telephone: __________________
     Telecopy: ___________________

                                   EXHIBIT 11
                                   ----------

                      FIRST SOURCE SUBDEBT LETTER AGREEMENT
                      -------------------------------------

                                   SCHEDULE 1
                                   ----------

                                  Facility A                   Facility B              Swing Line Facility
     Lenders              Percentage /Commitment $     Percentage /Commitment $     Percentage /Commitment $
     -------              ------------------------     ------------------------     ------------------------
Citizens Bank               37.5%      $24,375,000        37.5%      $2,400,000       100%      $10,000,000
PNC                          25%       $16,250,000         25%       $1,600,000        0%            $0
BB&T                      19.257703%   $12,517,507      19.257703%   $1,232,493        0%            $0
Chevy Chase               18.2422969%  $11,857,493     18.2422969%   $1,167,507        0%            $0

TOTALS:                      100%      $65,000,000         100%      $6,400,000       100%      $10,000,000



Wiring Instructions:   Citizens Bank of Pennsylvania
                       Philadelphia, PA
                       ABA #031 000 037
                       Attn:  Loan Administration
                       Account #9908 73703
                       Ref: ManTech International Corporation
                       PAYDOWN/ADVANCE/ETC.
                       Attn: Jeff Gillard

Wiring Instructions:   PNC Bank, National Association
                       ABA # 031207607
                       For Credit to PNC Business Credit
                       Account # 196039957830
                       For the benefit of ManTech International Corporation
                       Attn: Paul Raquepo

Wiring Instructions:   Branch Banking and Trust Company of Virginia
                       1909 K Street, N.W.
                       Washington, D.C. 2006
                       ABA # 054001547
                       Ref: ManTech International Loan
                       Account # 9560118500
                       Notify: Denise Wright at 202-835-9208

Wiring Instructions:   Chevy Chase Bank, F.S.B.
                       ABA# 255071981
                       Attention: CLS
                       Account # 29050030 r/c 082
                       Ref: ManTech
                       Attention: Rick Buterbaugh

                                  SCHEDULE 4.3
                                  ------------

1. FIELD SUPPORT SERVICES MUHENDISLIK LIMITED SIRKETI, a corporation organized and existing under the laws of Turkey;

2. MASI U.K. LIMITED, a corporation organized and existing under the laws of the united kingdom;

3. MANTECH ADVANCED RECOGNITION LIMITED, a private company registered in England under the number 885326 formerly known as Advanced Recognition Limited;

4. MANTECH DATABASE SERVICES EUROPE LIMITED, a corporation organized and existing under the laws of the United Kingdom; and

5. REDESMUNDIAL, S.A., a corporation organized and existing under the laws of the Republic of Panama formerly known as ManTech International Panama, Inc.